SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Horizon Medical Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Horizon Medical Products, Inc.

August 16, 2002

Dear Shareholder:

       You are cordially invited to attend the Annual Meeting of Shareholders of Horizon Medical Products, Inc. to be held on September 17, 2002 at One Horizon Way, Manchester, Georgia 31816. The meeting will begin promptly at 10:00 a.m. local time.

       The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement provided herewith.

       It is important that your shares be represented at the meeting in order for the presence of a quorum to be assured and for your vote to be counted. Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting. Your vote is very important to Horizon.

       Please sign, date and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

       On behalf of your Board of Directors, thank you for your continued support and interest in Horizon Medical Products, Inc.

Sincerely,

Marshall B. Hunt
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Proxy Statement
ABOUT THE MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF TWO DIRECTORS
BOARD COMMITTEE MEMBERSHIP
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EMPLOYMENT AGREEMENTS
SUMMARY COMPENSATION TABLE
EXECUTIVE OFFICERS AND KEY EMPLOYEES
OPTION GRANTS IN LAST FISCAL YEAR
OPTION EXERCISES AND VALUES FOR FISCAL 2001
PERFORMANCE GRAPH
PROPOSAL 2: AMENDMENT TO OUR RESTATED AND AMENDED ARTICLES OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND REDUCE THE TERMS OF THE DIRECTORS FROM THREE YEARS TO ONE YEAR
PROPOSAL 3: AMENDMENT TO OUR RESTATED AND AMENDED ARTICLES OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 50,000,000 TO 100,000,000
PROPOSAL 4: AMENDMENT TO OUR AMENDED AND RESTATED BYLAWS TO ELIMINATE THE BUSINESS COMBINATIONS AND FAIR PRICE PROVISIONS
PROPOSAL 5: ISSUANCE OF COMMON STOCK
PROPOSAL 6: INCREASE IN THE TOTAL NUMBER OF SHARES AUTHORIZED AND RESERVED FOR ISSUANCE UNDER THE COMPANY’S 1998 STOCK INCENTIVE PLAN
2001 GRANTS UNDER THE 1998 STOCK INCENTIVE PLAN
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 7: GRANT OF STOCK OPTIONS TO MESSRS. HUNT AND PETERSON
PROPOSAL 8: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
SHAREHOLDER PROPOSALS
ANNUAL REPORT ON FORM 10-K
INCORPORATION BY REFERENCE
PROXY SOLICITATION

Horizon Medical Products, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 17, 2002

To Our Shareholders:

      The 2002 annual meeting of shareholders of Horizon Medical Products, Inc. (the “Company”) will be held at One Horizon Way, Manchester, Georgia, on Tuesday, September 17, 2002, beginning at 10:00 a.m. local time. At the annual meeting, shareholders will act on the following matters:

(1) Election of two directors to serve as Class I directors of the Company whose terms will expire in 2005, unless proposal 2 below is adopted, in which case their terms will expire at the 2003 annual meeting;

(2) Approval of an amendment to our Restated and Amended Articles of Incorporation to declassify our Board of Directors and to reduce the terms of the directors from three years to one year;

(3) Approval of an amendment to our Restated and Amended Articles of Incorporation to increase the total number of authorized shares of our common stock from 50,000,000 to 100,000,000 shares;

(4) Approval of an amendment to our Amended and Restated Bylaws to eliminate provisions relating to business combinations and fair price under Georgia law;

(5) Approval of the issuance of up to 27,000,000 shares of our common stock which may be issued upon conversion of a portion of Convertible Notes that we issued in March 2002 pursuant to a recapitalization transaction;

(6) Approval of an increase in the total number of shares of the Company’s common stock authorized and reserved for issuance under the Company’s 1998 Stock Incentive Plan from 1,400,000 shares to 6,000,000 shares;

(7) Approval of a grant of options to purchase 3,500,000 shares of common stock to Marshall B. Hunt and a grant of options to purchase 1,000,000 shares of common stock to William E. Peterson, Jr.;

(8) Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2002; and

(9) Any other matters that properly come before the meeting.

      Shareholders of record at the close of business on August 9, 2002 are entitled to vote at the meeting or any postponement or adjournment.

By order of the Board of Directors,

William E. Peterson, Jr.
President and Secretary

August 16, 2002

Manchester, Georgia

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE US THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

Proxy Statement

Horizon Medical Products, Inc.

One Horizon Way

Manchester, Georgia 31816

PROXY STATEMENT

      This Proxy Statement contains information related to the 2002 annual meeting of shareholders (the “Annual Meeting”) of Horizon Medical Products, Inc. (“Horizon,” the “Company,” or “we”) to be held on Tuesday, September 17, 2002, beginning at 10:00 a.m., at our offices located at One Horizon Way, Manchester, Georgia, and at any postponements or adjournments thereof. The proxy card enclosed with this Proxy Statement is being solicited by the Board of Directors (the “Board of Directors” or the “Board”) of Horizon. We intend that voting material for the Annual Meeting, which includes this Proxy Statement, the enclosed proxy card and our 2001 Annual Report, will be mailed to our shareholders on or about August 16, 2002.

ABOUT THE MEETING

Why am I receiving this Proxy Statement and proxy card?

      You are receiving a Proxy Statement and proxy card because you own shares of common stock in Horizon. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

      When you sign the proxy card, you appoint Robert R. Singer and L. Bruce Maloy as your representatives at the meeting. Mr. Singer and Mr. Maloy will vote your shares, as you have instructed them on the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change. If an issue comes up for a vote at the meeting that is not on the proxy card, Mr. Singer and Mr. Maloy will vote your shares, under your proxy, in accordance with their best judgment.

Who is entitled to vote?

      Only shareholders of record at the close of business on the record date, August 9, 2002, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon. At the close of business on the record date, 16,311,676 shares of common stock of the Company were outstanding and entitled to vote at the meeting.

Who can attend the meeting?

      All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by guests. Registration and seating will begin at 9:00 a.m. local time. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Parking is available at the Company’s offices. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What is the purpose of the Annual Meeting?

      At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

(1) Election of two directors to serve as Class I directors of the Company;

(2) Approval of an amendment to our Restated and Amended Articles of Incorporation to declassify our Board of Directors and to reduce the terms of the directors from three years to one year;

(3) Approval of an amendment to our Restated and Amended Articles of Incorporation to increase the total number of authorized shares of our common stock from 50,000,000 to 100,000,000 shares;

(4) Approval of an amendment to our Amended and Restated Bylaws to eliminate provisions relating to business combinations and fair price under Georgia law;

(5) Approval of the issuance of up to 27,000,000 shares of our common stock which may be issued upon conversion of a portion of the Company’s Convertible Notes;

(6) Approval of an increase in the total number of shares of the Company’s common stock authorized and reserved for issuance under the Company’s 1998 Stock Incentive Plan from 1,400,000 shares to 6,000,000 shares;

(7) Approval of a grant of options to purchase 3,500,000 shares of the Company’s common stock to Marshall B. Hunt and a grant of options to purchase 1,000,000 shares of the Company’s common stock to William E. Peterson, Jr.;

(8) Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2002; and

(9) Any other matters that properly come before the meeting.

      All of these proposals, except for the election of directors, the increase in the total number of shares authorized under our 1998 Stock Incentive Plan and the ratification of the appointment of our auditors, are being submitted to you pursuant to agreements we entered into in connection with the recapitalization transaction we announced in March 2002. If the requisite shareholders do not vote in favor of proposals (2), (3), and (5) we will be in default under the note purchase agreement entered into in connection with the recapitalization transactions and the $15 million of outstanding Senior Subordinated Convertible Notes issued pursuant thereto will become due and payable immediately. Additionally, our senior credit facility includes a cross-default provision to this note purchase agreement, and upon acceleration of the Senior Subordinated Convertible Notes, all amounts outstanding under this credit facility will become immediately due and payable. If we were in default under the Note Purchase Agreement, we would be required to repay approximately $25.8 million in indebtedness to our creditors in which event we would need to seek additional financing or obtain waivers of such defaults. Management has not undertaken a process of securing additional financing in the event of this contingency. Accordingly, failure to obtain shareholder approval of these three proposals could have a material adverse effect on our financial position and liquidity.

      No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

      You may vote by mail. You may vote by mail by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted (1) FOR the two named nominees to serve as Class I directors of the Company; (2) FOR approval of an amendment to our Restated and Amended Articles of Incorporation to declassify our Board of Directors and to reduce the terms of the directors from three years to one year; (3) FOR approval of an amendment to our Restated and Amended Articles of Incorporation to increase the total number of authorized shares of our common stock from 50,000,000 to 100,000,000 shares; (4) FOR approval of an amendment to our Amended and Restated Bylaws to eliminate provisions relating to business combinations and fair price under Georgia law; (5) FOR approval of the issuance by the Company of up to 27,000,000 shares of our common stock which may be issued upon conversion of a portion of our Convertible Notes; (6) FOR approval of an increase in the total number of shares of the Company’s common stock authorized and reserved for issuance under the Company’s 1998 Stock Incentive Plan from 1,400,000 shares to 6,000,000 shares; (7) FOR the approval of a grant of options to purchase 3,500,000 shares of our common stock to Marshall B. Hunt and a grant of options to purchase 1,000,000 shares of our common stock to William E. Peterson, Jr.; and (8) FOR the ratification of the appointment of the independent auditors.

      You may vote in person at the meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. If you hold your shares in “street name” (through a broker or other nominee), you will need to obtain a proxy from your stockbroker in order to vote at the meeting.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Will my shares be voted if I do not sign and return my proxy card?

      If your shares are held through a broker and you do not vote your proxy, your brokerage firm may vote your unvoted shares under certain circumstances. These circumstances include certain routine matters, such as the election of directors. When a brokerage firm votes its customers’ shares on routine matters, these shares are counted for purposes of establishing a quorum at the Annual Meeting, and they are counted as votes cast for or against matters for shareholder consideration.

      However, a brokerage firm may not vote its customers’ shares on non-routine matters. These are called “broker non-votes.” Broker non-votes are counted in establishing a quorum. Broker non-votes have the effect of a vote against proposals (2), (3) and (4), and will have no effect on the outcome of the vote on the other matters for shareholder consideration.

      Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions have the effect of a vote against proposals (2), (3) and (4), and will have no effect on the outcome of the vote on the other matters for shareholder consideration.

What vote is required to approve each item?

(1) Election of Directors. The affirmative vote of a plurality of the votes cast by the shares entitled to vote at the Annual Meeting is required for the election of directors. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors.

(2) Amendment to our Restated and Amended Articles of Incorporation to declassify our Board of Directors and to reduce the terms of the directors from three years to one year. Pursuant to Section 9.2 of our Restated and Amended Articles of Incorporation, approval of this amendment requires the affirmative vote of the holders of at least 70% of the outstanding shares of the Company.

(3) Amendment to our Restated and Amended Articles of Incorporation to increase the total number of authorized shares of our common stock from 50,000,000 to 100,000,000 shares. Pursuant to

Section 9.1 of our Restated and Amended Articles of Incorporation, approval of this amendment requires the affirmative vote of a majority of the outstanding shares of our common stock.

(4) Amendment to our Amended and Restated Bylaws to eliminate provisions relating to business combinations and fair price under Georgia law. Under Georgia law, approval of this amendment requires the affirmative vote of at least a majority of the votes entitled to be cast by the voting shares, other than shares beneficially owned by “interested” shareholders, and affiliates and associates thereof. An “interested” shareholder under Georgia law is either (i) a shareholder beneficially owning 10 percent or more of the voting power of our outstanding voting shares or (ii) an affiliate of the Company and, at any time since August 9, 2000, was the beneficial owner of 10 percent or more of the voting power of the then outstanding shares of the Company. As interested shareholders, Mr. Hunt (the owner of 23.7% of our outstanding common stock as of the record date), Mr. Peterson (the owner of 17.6% of our outstanding common stock as of the record date) and ComVest Venture Partners, L.P. and Commonwealth Associates, L.P. (together with affiliates thereof, collectively, the owner of record of 8.8% of our outstanding common stock as of the record date) will not be eligible to vote on this proposal. Excluding the shares held by interested shareholders, approval of the amendment will require the affirmative vote of a majority of the 8,142,745 remaining outstanding shares, or 4,071,373 votes “FOR” the amendment.

(5) Issuance of up to 27,000,000 shares of our common stock which may be issued upon conversion of a portion of our Convertible Notes. Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

(6) Increase shares of common stock authorized and reserved for issuance under the Company’s 1998 Stock Incentive Plan. Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

(7) Grant of Options to Purchase 3,500,000 Shares of our common stock to Marshall B. Hunt and options to purchase 1,000,000 Shares of our common stock to William E. Peterson, Jr. Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

(8) Ratification of the appointment of the independent auditors. The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to ratify the appointment of the independent auditors.

      Pursuant to the Voting Agreement, dated as of March 1, 2002, by and among ComVest and Messrs. Hunt and Peterson, and certain affiliates thereof (the “Voting Agreement”), Mr. Hunt and Mr. Peterson have agreed to vote shares of the Company’s common stock beneficially owned by them in favor of all proposals relating to the Recapitalization at the Annual Meeting and have granted an irrevocable proxy, appointing ComVest as Messrs. Hunt and Peterson’s proxy in connection with such proposals. Additionally, Commonwealth Associates, L.P. and certain affiliates thereof have indicated their intention to vote their shares of the Company’s common stock in favor of all proposals relating to the Recapitalization.

Why did the Company enter into the recapitalization transactions?

      We entered into the recapitalization transactions described below (the “Recapitalization”) to repay approximately $40.3 million in debt outstanding under our credit facility with Bank of America and to reduce our outstanding indebtedness. Immediately after consummation of the Recapitalization, we had approximately $27.1 million of indebtedness outstanding. The Note Purchase Agreement entered into in connection with the Recapitalization, as amended, requires us to obtain shareholder approval, within 195 days of March 16, 2002, the closing date for the Recapitalization, of (i) the declassification of our Board of Directors; (ii) the amendment of our Amended and Restated Bylaws to remove the business combination and fair price provisions contained therein; and (iii) the issuance of the common stock underlying the Convertible Notes. Pursuant to the rules and regulations of the American Stock Exchange, we may issue up to 19.9% of our outstanding common stock without shareholder approval. If we do not obtain the requisite shareholder approvals within the requisite timeframe with respect to the proposals in (i) and (iii) above, we will be in default under the Note Purchase Agreement which will require us to accelerate repayment of the notes issued to certain investors in the Recapitalization, and may subject us to other default penalties, including a cross-default on our senior credit facility. If we were in default under the Note Purchase Agreement, we would be required to repay approximately $25.8 million in indebtedness to our creditors, in which event we would need to seek additional financing or obtain waivers of such defaults. Management has not undertaken a process of securing additional financing in the event of this contingency. See “Proposal 5: Issuance of Common Stock” on page 27 of this proxy statement for more information with respect to the Recapitalization.

What are the terms of the Recapitalization?

      On March 19, 2002, the Company announced that it had entered into the Recapitalization pursuant to a Note Purchase Agreement, dated March 1, 2002 (the “Note Purchase Agreement”), among the Company, ComVest Venture Partners, L.P. (“ComVest”), and Medtronic, Inc. (“Medtronic”) and 26 additional entity and individual investors (collectively, the “Additional Note Purchasers”) as follows:

Craig Krumwiede	RMC Capital, LLC	Tahoe Partners
Mark Reichenbaum	SJ Warner Charitable Remainder Trust	Winfield Capital Corporation
Siam Partners II	Scott Prince	Robert Priddy
Porter Partners	Daniel Och	Joan Misher
Douglas Levine	Jacob Safier	Highview Ventures LLC
Harvard Investments	Harvard Developments	Fountainhead Holdings, Ltd.
Flynn Corporation	Gerald Cramer	David Chazen
Chased Congregation	Carol Hill Trust	Ben Joseph Partners
E&M Real Property Trust	Dolphin Offshore Partners, LP

      See “Proposal 5: Issuance of Common Stock” herein for more details with respect to the Recapitalization. Pursuant to the Recapitalization, the Company:

•	agreed to issue Senior Subordinated Convertible Notes in the aggregate amount of $15 million to ComVest, Medtronic and the Additional Note Purchasers (together with a Bridge Note issued to ComVest in March 2002, the “Convertible Notes”);

•	assumed a $2 million Junior Subordinated Promissory Note payable to Bank of America (the “Junior Note”); and

•	entered into a new revolving and term loan facility with LaSalle Business Credit, Inc. (“LaSalle”) for up to $22 million (the “LaSalle Credit Facility”).

      See “Proposal 5: Issuance of Common Stock” on page 27 of this proxy statement for more information with respect to the Recapitalization.

What are the Board’s recommendations?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

(1) for election of the nominated slate of directors to serve as Class I directors of the Company (see page 8);

(2) for approval of an amendment to our Restated and Amended Articles of Incorporation to declassify our Board of Directors and to reduce the terms of the directors from three years to one year (see page 22);

(3) for approval of an amendment to our Restated and Amended Articles of Incorporation to increase the total number of authorized shares of our common stock from 50,000,000 to 100,000,000 shares (see page 24);

(4) for approval of an amendment to our Amended and Restated Bylaws to eliminate provisions relating to business combinations and fair price under Georgia law (see page 25);

(5) for approval of the issuance by the Company up to 27,000,000 shares of our common stock which may be issued upon conversion of a portion of our Convertible Notes (see page 27);

(6) for approval of an increase in the total number of shares of the Company’s common stock authorized and reserved for issuance under the Company’s 1998 Stock Incentive Plan from 1,400,000 shares to 6,000,000 shares (see page 37);

(7) for approval of a grant of options to purchase 3,500,000 shares of our common stock to Marshall B. Hunt and a grant of options to purchase 1,000,000 shares of our common stock to William E. Peterson, Jr. (see page 41); and

(8) for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors (see page 42);

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Based upon a review of filings with the Securities and Exchange Commission, we believe that each of Marshall B. Hunt, our Chairman and Chief Executive Officer, William E. Peterson, Jr., our President and Secretary, Roy C. Mallady, Jr., our former Vice Chairman, and Tryian (Bahamas) Limited is the beneficial owner of more than 5% of our common stock. Additionally, following the Recapitalization, Medtronic, Inc. and ComVest Venture Partners L.P. and certain affiliates thereof became the beneficial owners of more than 5% of our common stock. The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) as of August 9, 2002 by (i) our directors and nominees for director, (ii) our named executive officers (as defined herein), (iii) our directors and executive officers as a group and (iv) each person known by us to beneficially own more than 5% of our common stock.

	Number of Shares	Percent of Shares
Name(1)	Beneficially Owned(2)	Outstanding

Directors and Executive Officers:
Marshall B. Hunt(3)	6,371,198	33.9%
William E. Peterson, Jr.(4)	3,861,890	22.3%
Robert J. Wenzel	—	*
Robert R. Singer(5)	98,600	*
R. Bruce Maloy(6)	97,500	*
Julie F. Lancaster(7)	51,800	*
H. Ross Arnold, III(8)	40,000	*
Robert J. Simmons(9)	158,892	*
A. Gordon Tunstall(10)	106,000	*
T. Lee Provow	293,650	*
Robert D. Tucker(11)	28,000	*
All current directors and executive officers as a group (11 persons)	11,007,530	54.4%
Other 5% Shareholders:
ComVest Venture Partners, LP(12)
Attn: Carl Kleidman
830 Third Avenue
New York, New York 10022	8,875,000	35.3%

	Number of Shares	Percent of Shares
Name(1)	Beneficially Owned(2)	Outstanding

ComVest Management, LLC(13)
Attn: Carl Kleidman
830 Third Avenue
New York, New York 10022	8,875,000	35.3%
Michael S. Falk(14)
RMC Capital, LLC
1640 Powers Ferry Rd.
Suite 125
Marietta, Georgia	9,914,122	39.8%
Medtronic, Inc.(15)
710 Medtronic Pkwy.
Minneapolis, Minnesota 55932	6,000,000	26.9%
Robert Priddy(16)
RMC Capital, LLC
1640 Powers Ferry Rd.
Suite 125
Marietta, Georgia	2,128,084	11.6%
RMC Capital, LLC(17)
1640 Powers Ferry Rd.
Suite 125
Marietta, Georgia	1,000,000	5.8%
Tryian (Bahamas) Limited
c/o Mr. Graeme P. Denison
Caledonia Investments plc
Cayzer House
1 Thomas More St.
London England E1W 1YB	1,494,416	9.1%
Roy C. Mallady, Jr.(18)
2985 Nancy Creek Road, N.W.
Atlanta, Georgia 30327	1,051,100	6.4%

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Except as otherwise indicated, the address of each of the executive officers and directors is the address of the Company, which is One Horizon Way, P.O. Drawer 627, Manchester, Georgia 31816.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.
(3)	Includes 1,149,210 shares of common stock owned by Hunt Family Investments, L.L.L.P., a Georgia limited liability limited partnership of which Mr. Hunt is the managing general partner, and 2,500,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(4)	Includes 1,000,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(5)	Includes 68,600 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(6)	Includes 67,500 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.

(7)	Includes 51,800 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(8)	Includes 40,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(9)	Includes 45,328 shares owned of record by Healthcare Alliance, LLC, an affiliate of Mr. Simmons. Also includes 81,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.

(10)	Includes 81,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(11)	Includes 28,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(12)	ComVest Management, LLC (“ComVest Management”) is the general partner of ComVest Venture Partners, LP (“ComVest”), and ComVest Management is wholly-owned by Commonwealth Associates Management Company, Inc. (“CAMC”). ComVest may be deemed to be the beneficial owner of an aggregate of 8,875,000 shares of the Company’s common stock. These holdings consist of (i) 3,375,000 shares of the Company’s common stock (3,300,000 of which shares are shares issuable upon conversion of the Bridge Note issued to ComVest), and (ii) the right to acquire 5,500,000 shares of common stock upon conversion of the Senior Subordinated Convertible Notes.
(13)	ComVest Management, as the general partner of ComVest, may be deemed to beneficially own 8,875,000 shares of the Company’s common stock beneficially held by ComVest. ComVest Management may be deemed to share voting and disposition powers with respect to these shares of common stock.
(14)	Mr. Falk may be deemed to beneficially own the 8,875,000 shares of common stock beneficially owned by ComVest, and the 294,175 shares of common stock beneficially owned by Commonwealth Associates, L.P. (“Commonwealth”). In his capacity as Chairman and controlling equity owner of CAMC, which is the general and principal partner of Commonwealth, the owner of all the interests in ComVest Management (the general partner of ComVest), Mr. Falk may be deemed to share indirect voting and dispositive power with respect to such entities’ shares and may therefore be deemed to be the beneficial owner of such securities.

(15)	Represents shares of common stock currently issuable upon conversion of a portion of the Senior Subordinated Convertible Notes.

(16)	Mr. Priddy may be deemed to be the beneficial owner of an aggregate of 2,128,084 shares of the Company’s common stock. In addition to the 1,000,000 shares beneficially owned by RMC Capital, LLC (“RMC”), which Mr. Priddy beneficially owns as a manager of RMC, Mr. Priddy may be deemed to beneficially own an additional 1,128,084 shares of the Company’s common stock, over which Mr. Priddy maintains sole voting and dispositive power, 1,006,250 of which shares are issuable upon the conversion of a portion of the Senior Subordinated Convertible Notes.

(17)	Represents shares of the Company’s common stock currently issuable upon conversion of a portion of the Senior Subordinated Convertible Notes.

(18)	Includes 51,100 shares of common stock held through an Individual Retirement Account for the benefit of Mr. Mallady.

MANAGEMENT OF THE COMPANY

PROPOSAL 1: ELECTION OF TWO DIRECTORS

Directors Standing for Election

      The Board of Directors of the Company currently consists of seven (7) directors divided into three classes, with each director serving a three-year term or completing the remaining term resulting from a vacancy on the Board. The terms of the Class I directors, Messrs. Tucker and Provow, expire at the Annual Meeting. The terms of the Class II directors, Messrs. Simmons and Arnold, expire at the 2003 annual meeting of shareholders. The terms of the Class III directors, Messrs. Hunt, Peterson and Tunstall, expire at the 2004 annual meeting of shareholders. Shareholders will elect the directors of each class for three-year terms at the appropriate succeeding annual meetings of shareholders. Charles E. Adair, formerly a Class I director, resigned from our board of directors on March 15, 2000. Lynn Detlor, formerly a Class I director, resigned from our board of directors on March 16, 2002. Robert Cohen, formerly a Class II director, resigned from our board of directors on May 29, 2001. As provided in our bylaws, the Board of Directors on February 26, 2002, appointed H. Ross Arnold, III to fill the Class II vacancy and effective March 14, 2002 appointed Robert D. Tucker and T. Lee Provow to fill the Class I vacancies. Mr. Provow is the director designated by ComVest pursuant to the terms of the Recapitalization.

      The Board of Directors has nominated the individuals described below, all of whom are currently serving as Class I directors, to be re-elected by the Company’s shareholders to serve as Class I directors for a term of three years and until their successors are duly elected and qualified.

      Each of the nominees has consented to serve a three-year term if elected by the Company’s shareholders. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. In no event will proxies be voted for the election of more than two nominees to the board of directors.

      If the Company’s shareholders adopt Proposal 2 (as described below), our Board of Directors will be declassified, and the term of each member of our Board will expire at the Company’s 2003 annual meeting of shareholders. See “Proposal 2: Amendment to our Restated and Amended Articles of Incorporation to Declassify our Board of Directors and Reduce the Terms of the Directors from Three Years to One Year” on page 22 of this proxy statement.

      Class I Directors. The following directors are standing for election, to serve terms ending at the Company’s 2005 annual meeting of shareholders and until their successors are duly elected and qualified.

      Robert D. Tucker, 68, joined the Company’s Board of Directors in March 2002. Since February 1996, Mr. Tucker has served as Chairman and Chief Executive Officer of Maximum Benefits, LLC, a telecommunications company founded by Mr. Tucker in 1995, which markets long distance and internet services. From May 1997 to January 2001, Mr. Tucker served as President and Chief Executive Officer of Specialty Surgicenters, Inc., a developer, owner and manager of outpatient surgery centers. Mr. Tucker currently serves on the board of directors of HealthWatch, Inc, a healthcare information technology company that develops and markets software solutions for the healthcare industry.

      T. Lee Provow, 45, joined the Company’s Board of Directors in March 2002. Since January 2002, Mr. Provow has served as President and Managing Director of Commonwealth Holdings, LLC, a private investment fund. From January 2000 to December 2001, he served as the President and Chief Executive Officer of Intelispan, a provider of network solutions and enabler of electronic communications. From April 1998 to December 1999, Mr. Provow served as President and Chief Operating Officer of Slingshot Wireless Communications, LLC, a broadband infrastructure company. From June 1995 to March 1998, Mr. Provow served as Chief Operating Officer of Gridnet International, a business-to-business internet solutions provider and subsidiary of WorldCom, Inc. Mr. Provow currently serves as a director of Intraware, Inc., a provider of Internet-enabled information technology, Infowave Software, Inc., a developer, marketer and seller of wireless computing software solutions and Notify Technology Corp, a developer, manufacturer, marketer and seller of computer telephony products.

      The affirmative vote of a plurality of the votes cast by the shares entitled to vote at the Annual Meeting is required for the election of directors. Pursuant to the Voting Agreement, Messrs. Hunt and Peterson have agreed to vote their shares of common stock in favor of this proposal.

Directors Continuing in Office

      Class II Directors. On February 26, 2002, H. Ross Arnold III was appointed to fill a vacancy on the Board left by the resignation of Robert Cohen on May 29, 2001. Robert J. Simmons was elected at our 2000 annual meeting of shareholders. Both directors are serving terms ending at the Company’s 2003 annual meeting of shareholders and until their successors are duly elected and qualified.

      H. Ross Arnold, III, 57, joined the Company’s Board of Directors in February 2002. Since 1987, Mr. Arnold has served as Chairman of International Capital Holding Corp., and its subsidiary, Norcom, Inc., a manufacturer of school and office products. Since 1987, Mr. Arnold has also served as president of Quest Capital Corp., an investment company.

      Robert J. Simmons, 59, joined the Company’s Board of Directors in January 1998. Since 1993, Mr. Simmons has served as a director and Chairman and Chief Executive Officer of Healthcare Alliance, Inc. (“Healthcare Alliance”), which represents a consortium of healthcare manufacturers, and since 1990 he has been a director and President of RJS Healthcare, Inc., a healthcare consulting company. Mr. Simmons has previously served as a director and Chairman of Healthcare Logistics, a company focused on supply chain initiatives, founded in 1996. From 1985 to 1990, Mr. Simmons served as a director and Executive Vice President of Baxter International, Inc. Before joining Baxter International, Mr. Simmons held various positions at American Hospital Supply Corporation. Mr. Simmons presently serves as a director of WRP Corporation, a manufacturer and marketer of medical examination gloves and AccessPt, Inc., a web-enabled healthcare software company. Mr. Simmons has served on the boards of directors of Footmaxx, Ancilla Systems, Inc., CIS Technologies, The Evanston Hospital Corporation, Pyxis, Wheaton Franciscan Services, Inc. and Lake Forest Hospital.

      Neither Mr. Arnold nor Mr. Simmons is standing for election at the Annual Meeting.

      Class III Directors. The following directors were elected at the Company’s 2001 annual meeting of shareholders for a term expiring at the Company’s 2004 annual meeting of shareholders and until their successors are duly elected and qualified.

      Marshall B. Hunt, 46, is a co-founder of the Company and has served as a director and Chief Executive Officer of the Company since its inception in 1990 (except for the period from October 23, 2001 through March 15, 2002. During this period Mr. Hunt continued to serve as an employee of the Company (but not as an officer or director, as required by the Forbearance Agreement (as defined below)), and was responsible for identifying and exploring refinancing opportunities. Mr. Hunt has served as the Chairman of the Board of the Company since 1997 (except for the period from October 23, 2001 through March 15, 2002). Prior to co-founding the Company, Mr. Hunt co-founded Cardiac Medical, Inc. (“CMI”), a distributor of cardiac pacemakers, in 1987, and served as its Chief Executive Officer until October 1997. Mr. Hunt currently serves as Secretary of CMI. In 1981, Mr. Hunt founded Hunt Medical Systems, Inc., a distributor of pacemaker products, and served as its President from 1981 to 1987. From 1979 through 1981, Mr. Hunt held various sales and management positions with American Hospital Supply Corporation.

      William E. Peterson, Jr., 46, is a co-founder of the Company and has served as President of the Company since its inception in 1990. Mr. Peterson served as interim Chief Executive Officer of the Company from January 24, 2002 through March 15, 2002. Mr. Peterson joined the Company’s Board of Directors in January 1998. Mr. Peterson served as Vice President of Finance of CMI from 1987 to 1997. From 1981 through 1987, he served as a financial officer of Copolymer Rubber & Chemical Corporation, a manufacturer of synthetic rubber. From 1978 to 1981, Mr. Peterson held various positions with the public accounting firm of Coopers & Lybrand L.L.P., rising to the position of Audit Senior. Mr. Peterson is a Certified Public Accountant.

      A. Gordon Tunstall, 58, joined the Company’s Board of Directors in January 1998. Mr. Tunstall is the founder of, and has served since 1980 as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of kforce.com, Inc., a professional and technical placement firm, Orthodontic Centers of America, Inc., a manager of orthodontic practices, and Advanced Lighting Technologies, Inc., a specialty lighting manufacturer. Mr. Tunstall has previously served as a director of Discount Auto Parts, Inc.

      None of Mr. Hunt, Mr. Peterson or Mr. Tunstall is standing for election at the Annual Meeting.

Director Compensation

      Cash Compensation. Each non-employee director of the Company (excluding Mr. Provow) receives a fee of $3,000 for each meeting of the Board of Directors attended and $1,000 ($3,000 prior to March 14,

2002) for each meeting of a committee of the Board of Directors attended (except for committee meetings held on the same day as Board meetings and except for Mr. Tucker’s attendance at meetings of the Executive Committee). Prior to June 1, 2001, each non-employee director of the Company received a fee of $2,000 for each meeting of the Board of Directors attended and each meeting of a committee of the Board of Directors attended (except for committee meetings held on the same day as Board meetings). Directors are reimbursed for travel and other expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. Directors who are also employees of the Company, as well as Mr. Provow, receive no additional compensation for service as directors.

      Options. Each non-employee director was granted, under the Company’s Stock Incentive Plan, options to acquire, subject to certain vesting requirements, up to 6,000 shares of common stock at an exercise price of $3.375 per share on December 2, 1999. In addition, each non-employee director, except for Mr. Detlor, was automatically granted, under the Company’s Stock Incentive Plan, options to acquire, subject to certain vesting requirements, up to 10,000 shares of common stock at an exercise price of $14.50 per share upon the consummation of the Company’s initial public offering in April 1998. Mr. Detlor was granted, under the Company’s Stock Incentive Plan, options to acquire, subject to certain vesting requirements, up to 10,000 shares of common stock at an exercise price of $15.50 per share upon joining the Board of Directors on April 22, 1998.

      On June 1, 2001, Messrs. Detlor, Simmons and Tunstall each received options to acquire 40,000 shares of common stock at an exercise price of $1.05 per share. One-half of these options became exercisable immediately upon grant. Beginning in 2002, the remaining half of these options vest in three equal annual installments at the earlier of the Company’s annual meeting of shareholders or June 1 of such year, in the event such director has continued as a director of the Company until such vesting dates.

      On February 26, 2002, Mr. Arnold received options to acquire 40,000 shares of common stock at an exercise price of $0.70 per share. One-half of these options became exercisable immediately upon grant. Beginning in 2003, the remaining half of these options vest in three equal annual installments at the earlier of the Company’s annual meeting of shareholders or June 1 of such year, in the event Mr. Arnold has continued as a director of the Company until such vesting dates.

      On March 14, 2002, Messrs. Simmons and Tunstall each received options to acquire 25,000 shares of common stock at an exercise price of $0.80 per share. These options are exercisable in the event such director continues to serve as a director until the earlier of the Company’s 2003 annual meeting of shareholders or June 1, 2003.

      Pursuant to the terms of the Recapitalization, all options outstanding at March 16, 2002, including the option grants to the directors described above, became fully vested.

      On March 14, 2002, Mr. Detlor received an option to acquire 20,000 shares of common stock at an exercise price of $0.80 per share, all of which are vested and exercisable in full. Mr. Detlor resigned from the Board on March 16, 2002.

      On March 16, 2002, Mr. Tucker received options to acquire 65,000 shares of common stock at an exercise price of $0.85 per share. Twenty-thousand shares of common stock underlying these options vested and became exercisable immediately upon grant. Twenty five-thousand shares of common stock underlying these options vest and become exercisable at 800 shares for each meeting of the Executive Committee attended by Mr. Tucker as a member of such committee. Beginning in 2003, the remaining 20,000 shares underlying these options vest in three equal annual installments at the earlier of the Company’s annual meeting of shareholders or June 1 of such year, in the event Mr. Tucker has continued as a director of the Company until such vesting dates.

How often did the Board meet during 2001?

      The Board of Directors met nine times during fiscal year 2001. Each director attended all meetings of the Board of Directors during 2001, except for Mr. Cohen, who resigned on May 29, 2001.

What committees has the Board established?

      The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee. Please see below for more details on the composition and duties of these committees. The current members of each of these committees are set forth in the following table and denoted by an asterisk “*”:

BOARD COMMITTEE MEMBERSHIP

	Executive	Compensation	Audit
Name	Committee	Committee	Committee

H. Ross Arnold, III			*
Marshall B. Hunt	*
William E. Peterson, Jr.
Robert J. Simmons		*	*
Robert D. Tucker	*		*
A. Gordon Tunstall		*
T. Lee Provow	*

      The Board of Directors has not established a nominating committee. Shareholder nominations for the Board of Directors may be considered if made in accordance with the Company’s bylaws.

      Executive Committee. The Executive Committee consists of three members of the Board of Directors, who are required by the Securityholders Agreement entered into in connection with the Recapitalization to be: (i) a director designated by ComVest who serves as Chairman of the Executive Committee, (ii) one independent director designated by ComVest; and (iii) Marshall B. Hunt, so long as he is an employee of the Company. The Executive Committee did not meet during 2001.

      The Executive Committee, to the fullest extent permitted by law and the Amended and Restated Bylaws of the Company, has and may exercise, when the Board of Directors is not in session, all powers of the Board in the management of the business and affairs of the Company. Pursuant to the Securityholders Agreement, effective upon the completion of the Recapitalization, the affirmative vote of a majority of the members of the Executive Committee is required in order to approve certain material events concerning the Company, including the following:

•	The establishment, termination or modification of any committees of the Board of Directors;

•	The acquisition of the Company by another entity by means of any transaction or series of related transactions with this Company; or any other transaction which results in the disposition of 50% or more of the voting power of all classes of capital stock of the Company unless the Company’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (solely by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity;

•	The sale of all or any material portion of the assets of the Company;

•	The liquidation, dissolution or winding up of the Company;

•	The declaration or payment of any dividends on its capital stock other than dividends payable solely in Common Stock;

•	Any amendment, supplement or modification of any kind to the Company’s Restated and Amended Articles of Incorporation or Amended and Restated Bylaws;

•	The issuance of any stock options, except the stock options issued to Messrs. Hunt and Peterson pursuant to the Note Purchase Agreement;

•	Any capital expenditures exceeding $75,000 in any single instance or $250,000 in the aggregate in any fiscal year;

•	Entering into, modifying or terminating any material contract of the Company;

•	The issuance of any debt or equity securities other than shares of common stock issuable upon exercise of stock options and warrants and the conversion of convertible securities outstanding as of March 15, 2002 and any additional stock options as may be approved by the Board of Directors;

•	The redemption by the Company of any of its securities; and

•	The incurrence by the Company or any subsidiary of certain indebtedness in excess of $50,000 in any single instance or $150,000 in the aggregate in any fiscal year, other than the Senior Subordinated Convertible Notes, the Senior Notes, if any, the Bridge Note (as defined below) and any senior secured indebtedness.

      In the event the Senior Subordinated Convertible Notes are paid in full, the Executive Committee will consist of four members of the Board of Directors, and such fourth member shall be an independent director approved by at least two-thirds of the Board of Directors. In the event that the Senior Subordinated Convertible Notes are paid in full and ComVest has received in the aggregate an annual 25% return with respect to the Senior Subordinated Convertible Notes purchased by ComVest, the provisions pertaining to the Executive Committee described above will no longer be applicable.

      Additionally, certain actions of the entire Board of Directors require the affirmative vote of the ComVest director, including the acquisition of or change of control of the Company, the sale of all or any material portion of the Company’s assets, the liquidation, dissolution or winding up of the Company, the provision of any loan to or the ownership of any stock by the Company in an unaffiliated corporation, the guarantee of indebtedness outside of the ordinary course of business, the declaration of dividends other than in common stock, the amendment of the Company’s articles of incorporation or bylaws, and the issuance of stock options.

      Compensation Committee. The Compensation Committee was responsible for reviewing and approving the compensation arrangements for the Company’s executive officers and also administered the Stock Incentive Plan until the Recapitalization was consummated on March 16, 2002, at which point the Executive Committee assumed responsibility for such administration. During 2001, the Compensation Committee met once and approved action by written consent on nine occasions.

      Audit Committee. The Audit Committee is responsible for nominating the Company’s independent auditors for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company’s independent auditors, and reviewing the financial statements and accounting practices of the Company. During 2001, the Audit Committee met four times.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the board of directors is responsible for, among other things, reviewing with the Company’s independent auditors the scope and results of their audit engagement. In connection with the audit of the Company’s 2001 fiscal year, the Audit Committee has:

•	reviewed and discussed with management the Company’s audited financial statements to be included in the Company’s annual report on Form 10-K for the year ended December 31, 2001;

•	discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors, the matters required by Statement of Accounting Standards No. 61 and No. 90; and

•	received from and discussed with PricewaterhouseCoopers LLP the written disclosures and letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 regarding their independence.

      Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

      The Audit Committee has adopted a charter, a copy of which was filed as Appendix A to the proxy statement mailed in connection with the Company’s 2001 annual meeting of shareholders. At December 31, 2001, all members of the Audit Committee were determined to be independent in accordance with the requirements of Section 121(A) of the American Stock Exchange (“AMEX”) Listing Standards. On March 16, 2002, Mr. Detlor resigned from our Board of Directors. The Company has since determined that Mr. Tunstall is no longer “independent” in accordance with such AMEX independence standards. As a result, Mr. Tunstall will not serve on the Audit Committee during the remainder of fiscal year 2002. The Company has appointed Messrs. Arnold and Tucker to serve on the Audit Committee, which directors are considered “independent” in accordance with the AMEX listing standards.

AUDIT COMMITTEE
Robert J. Simmons, Chairman
Lynn Detlor
A. Gordon Tunstall

      The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2001.

What is our philosophy on executive officer compensation?

      Our compensation program for executives consists of the following key elements:

•	a base salary;

•	a performance-based annual or quarterly bonus; and

•	periodic grants of stock options.

      The Compensation Committee believes that this compensation approach best serves the interests of the Company and its shareholders. It enables us to meet the requirements of the highly competitive environment in which we operate, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of our shareholders. The variable annual or quarterly bonus permits individual performance to be recognized on an annual or quarterly basis, and is based, in significant part, on an evaluation of the contribution made by the officer to Company performance. (Compensation and bonus arrangements applicable to our Chief Executive Officer and President, respectively, are described below.) Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of our shareholders.

      Base Salary. Base salaries for our executive officers, as well as changes in such salaries, are determined by the Chief Executive Officer and President. Base salaries for the Chief Executive Officer and President are determined by and reviewed periodically by the Compensation Committee. The Compensation Committee can revise the compensation structure for executive officers as it determines is necessary. The factors the Compensation Committee considers in evaluating the adequacy of compensation for our executive officers include competitive industry salaries, a subjective assessment of the nature of the position, the contribution and experience of the officer, and the length of the officer’s service.

      Stock Options. Under the stock option guidelines adopted by the Compensation Committee, stock option grants may be made to executive officers upon initial employment, upon promotion to a new, higher level position that entails increased responsibility and accountability, in connection with the execution of a new employment agreement, and/or when all previously granted stock options have either fully vested or are within twelve months of full vesting. Using these guidelines, the Chief Executive Officer and the President recommend the number of options to be granted, within a range associated with the individual’s salary level, and present their recommendations to the Compensation Committee for review and approval. The Chief Executive Officer and/or the President may make recommendations that deviate from the guidelines where they deem it appropriate. While options typically vest over a minimum two-year or four-year period, options granted to certain executive officers may have longer or shorter vesting periods. No options were granted under the Stock Incentive Plan to the Chief Executive Officer or President in 2001.

How are the Chief Executive Officer and President compensated?

      As Chief Executive Officer and President, respectively, Marshall B. Hunt and William E. Peterson, Jr. are compensated pursuant to the terms of employment agreements which were entered into on March 16, 2002. The agreements, which extend through March 16, 2003 for Mr. Hunt and September 16, 2002 for Mr. Peterson, subject to earlier termination under certain circumstances, provide for an annual base salary of $270,000 for Mr. Hunt and $225,000 for Mr. Peterson, with the opportunity for Messrs. Hunt and Peterson to earn an annual bonus of 100% of base salary if the annual increase in the Company’s earnings per share is 35% or more and 50% of base salary if the annual increase in the Company’s earnings per share is at least 25% but less than 35%. See “Employment Agreements” below.

      Upon entering into his new employment agreement in connection with the Recapitalization, the Company paid bonus compensation of $319,921 to Mr. Hunt, after which Mr. Hunt was required to pay the net amount of this compensation to the Company, equaling the amount of principal and accrued interest (in the aggregate of $170,830) under outstanding promissory notes payable by Mr. Hunt to the Company. Upon entering into his new employment agreement in connection with the Recapitalization, the Company paid to Mr. Peterson bonus compensation (i) of $314,738, after which Mr. Peterson was required to pay the net amount of this compensation to the Company, equaling the amount of principal and accrued interest (in the aggregate of $170,830) under outstanding promissory notes payable by Mr. Peterson to the Company, and (ii) of $225,000. Additionally, under this new employment agreement, Mr. Hunt is entitled to bonus compensation, in an amount equal to one percent (1%) of the principal amount of the Senior Subordinated Convertible Notes issued to ComVest and of any Additional Note Purchaser upon and to the extent any such note is paid by the Company or converted by the holder of such Convertible Notes into shares of common stock of the Company. Mr. Hunt’s bonus is entirely conditioned upon such Company payment or conversion and is payable to Mr. Hunt only at such time. Please see “Employment Agreements” below.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. No executive officer received more than $1,000,000 in compensation in fiscal year 2001 that will be subject to the Section 162(m) limitation on deductibility.

COMPENSATION COMMITTEE
A. Gordon Tunstall
Robert J. Simmons

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of the members of the Board’s Compensation Committee is or has been an officer or employee of the Company.

      During 2000 and 2001, Tunstall Consulting, Inc., an affiliate of A. Gordon Tunstall, a director of the Company, provided consulting services to the Company with respect to financial and certain related matters, including the Recapitalization. In 2000, the Company incurred fees to Tunstall Consulting of $107,755 in consideration for such services, and in 2001, the Company incurred fees of $484,015 in consideration for such services. Since January 1, 2002, the Company has incurred, and paid in its entirety, fees of $318,185 to Tunstall Consulting for consulting services to the Company in connection with the Recapitalization.

EMPLOYMENT AGREEMENTS

      Employment Agreements with Marshall B. Hunt and William E. Peterson, Jr. On April 3, 1998, the Company entered into employment agreements with each of Marshall B. Hunt and William E. Peterson, Jr. (collectively, the “Employment Agreements”) which provided for Mr. Hunt’s employment as Chairman of the Board and Chief Executive Officer and Mr. Peterson’s employment as President. The Employment Agreements each had a five-year term (subject to the right of either the Company or Messrs. Hunt and Peterson to terminate the Employment Agreement upon 90 days’ notice) and initially provided for initial annual base salaries for Messrs. Hunt and Peterson of $220,000 and $190,000, respectively, with the opportunity to earn an annual bonus of 100% of base salary if the annual increase in the Company’s earnings per share is 35% or more and 50% of base salary if the annual increase in the Company’s earnings per share is at least 25% but less than 35%.

      By amendment to each Employment Agreement, effective May 12, 1999, Mr. Hunt’s base salary was increased to $270,000 and Mr. Peterson’s base salary was increased to $225,000. The Employment Agreements provided that Messrs. Hunt and Peterson were entitled to participate in all compensation, benefit and insurance programs maintained by the Company in which executive officers are eligible to participate and for certain other benefits, including reimbursement for reasonable family medical and dental expenses which are not covered by insurance, automobile leases and certain reimbursements for country club dues. In the event the employment of either Mr. Hunt or Mr. Peterson were terminated without cause (as defined in the respective employment agreements), he would be entitled to receive his base salary and benefits for the remaining term of the Employment Agreement, but in any event for no less than three years following the date of termination, as well as bonus compensation payable with respect to the calendar year in which he is terminated on a prorated basis. In the event of a change in control (as defined in the respective employment agreements) of the Company and their termination of employment, Messrs. Hunt and Peterson would be entitled to receive, in lieu of salary, a lump-sum payment equal to the base salary for the remaining term of employment under the Employment Agreements, but in no event for a period less than three years. If the Company’s shareholders approve Proposal (2) (as described in more detail below), which would have the effect of declassifying the Company’s board of directors, a change in control of the Company may be more likely to occur.

      By amendment to each Employment Agreement, effective September 24, 2001, the term of each Employment Agreement was extended to June 30, 2006.

      In connection with the Recapitalization, the Company entered into new Employment Agreements with Mr. Hunt and Mr. Peterson on March 16, 2002, replacing their existing Employment Agreements (collectively, the “New Employment Agreements”). In the New Employment Agreements, the above-described base salary, the earnings per share bonus compensation, and benefits remain substantially the same. Mr. Hunt is also entitled to additional bonus compensation described above under “How Are the Chief Executive Officer and President Compensated?” for the conversion of or the Company’s payment of certain Convertible Notes. The term of each New Employment Agreement is 12 months (until March 16, 2003) for Mr. Hunt and six months (until September 16, 2002) for Mr. Peterson.

      If Mr. Hunt or Mr. Peterson is terminated by the Company without cause (as defined in the New Employment Agreements) either during the term of the applicable New Employment Agreement or thereafter, or if Mr. Hunt or Mr. Peterson is not offered continued employment with the Company when the term of his New Employment Agreement expires on terms and conditions that are at least as favorable as the terms and conditions in the applicable New Employment Agreement, then he is entitled to one year severance of his base salary and certain employee benefits.

      If a change in control event occurs at any time when Mr. Hunt or Mr. Peterson is employed or is receiving severance payments from the Company, then he is entitled to receive, in lieu of such severance compensation and benefits, his base salary for each of the three years after such change in control event occurs. A change in control event is defined as one of the following transactions that occurs prior to March 16, 2005: (i) the adoption of a plan of merger or consolidation as a result of which the holders of the outstanding voting stock of the Company as a group receive less than fifty percent of the voting stock of the surviving or resulting corporation, or (ii) the sale of substantially all of the assets of the Company, and as a result of either transaction the shareholders of the Company receive cash and/or securities valued on the date of the transaction at $3.00 or more per share.

      As described under Proposal 7 on page 41 of this proxy statement, in connection with his New Employment Agreement, each of Mr. Hunt and Mr. Peterson was granted options to purchase 3,500,000 shares (the “Hunt Options”) and 1,000,000 shares (the “Peterson Options”), respectively, of the Company’s common stock at the exercise price of $0.45 per share. The Peterson Options and 2,500,000 shares of the Hunt Options are vested and exercisable immediately and have terms of ten years. The Hunt Options for 1,000,000 shares vest and become exercisable after the earliest to occur of the following: (i) January 1, 2004, provided that the Company’s net income before any provision for income taxes is at least $8 million for the fiscal year ending December 31, 2003, which amount is to be adjusted appropriately in the event that the Company sells any of its operating assets or divisions and reduces its debt, (ii) the date on which the Company consummates a merger, consolidation or sale or disposition of all or substantially all of its stock or assets, or (iii) a date on which the Company terminates the employment of Mr. Hunt for other than good cause (as defined in the New Employment Agreements) if such termination date occurs prior to January 1, 2004.

      Employment Agreement with Robert J. Wenzel. We entered into an employment agreement with Robert J. Wenzel dated May 8, 2002 (the “Wenzel Employment Agreement”), which provides for Mr. Wenzel’s employment as our Chief Operating Officer. The Wenzel Employment Agreement expires on December 31, 2002 (subject to our right to terminate the Agreement upon notice with cause (as defined therein) or upon thirty days prior notice) and provides for an annual base salary of $200,000 prorated over such term. The Wenzel Employment Agreement provides that Mr. Wenzel is eligible to earn bonus compensation of $65,000 if the management business objectives established for Mr. Wenzel by our Chief Executive Officer and the Executive Committee of the Board for the third and fourth quarters of 2002 are satisfied. The Wenzel Employment Agreement also provides that Mr. Wenzel is entitled to participate in all benefit and insurance programs maintained by us in which executive officers are eligible to participate, to have an automobile allowance, and to have a monthly commute expense allowance. Mr. Wenzel is entitled to use our apartment in Manchester, Georgia prior to his permanent move to Georgia. He will be entitled to receive his base salary and health insurance benefits through December 31, 2002 in the event his employment is terminated without cause (as defined), and if he is terminated without cause after June 30, 2002, he will be deemed to have earned any bonus payable with respect to the quarter in which termination occurs on a prorated basis.

      Pursuant to the Wenzel Employment Agreement, the Executive Committee has granted Mr. Wenzel options to purchase 250,000 shares of our common stock under our Stock Incentive Plan, but such grant is conditioned upon approval of an increase in the number of shares authorized under the Stock Incentive Plan from 1,400,000 to 6,000,000 shares by the shareholders at the 2002 annual meeting of shareholders. Such options become exercisable as follows: 100,000 shares become exercisable on December 31, 2002 if Mr. Wenzel is an employee on such date, and in the event the term of his agreement is renewed (as described below), then the remaining option for 150,000 shares will become exercisable in increments of one-third on December 31, 2003 if he is an employee on such date, one-third on December 31, 2004 if he is an employee on such date, and the remaining one-third on December 31, 2005 if he is an employee on such date.

      Under the Wenzel Employment Agreement, we and Mr. Wenzel will commence discussions and negotiations no later than September 30, 2002 for an extension of his term of employment, as follows: A one year term for the extension, Mr. Wenzel would be both chief operating officer and president during the renewal term, and his base salary would be $225,000 during the renewal term. During the renewal term, Mr. Wenzel would be entitled to a bonus of (i) 75% of base salary if the management business objectives established for him by the Chief Executive Officer and the Executive Committee for fiscal 2003 are satisfied and (ii) an additional 25% of base salary if such management business objectives are exceeded by 5% or more for fiscal 2003.

      Employment Agreement with Robert Singer. The Company entered into an Employment Agreement with Robert Singer dated June 21, 2001 (the “Singer Employment Agreement”), which provides for Mr. Singer’s continued employment as Vice President — Sales. The Singer Employment Agreement has a two year term (subject to the right of the Company to terminate the Agreement upon notice with cause (as defined therein) or upon thirty days prior notice without cause or the right of Mr. Singer to terminate the Agreement upon ninety days prior notice) and provides for an annual base salary of $150,000. The Singer Employment Agreement provides that Mr. Singer would be eligible to earn bonus compensation of $10,000 for each quarter during the term based upon whether the Company’s domestic sales during the calendar quarter exceed the amount of sales in the Company’s operating plan for the quarter. The Singer Employment Agreement also provided that Mr. Singer is entitled to participate in all benefit and insurance programs maintained by the Company in which executive officers are eligible to participate and to have an automobile allowance. He would be entitled to receive his base salary and benefits for a period of twelve months from the date of termination in the event his employment is terminated without cause (as defined), or for a period of three months from the date of termination where employment is terminated for failure to meet quarterly or annual sales goals established by the Company. The Employment Agreement also provides that Mr. Singer is entitled to a “stay put” bonus of $50,000 in the event the Company is acquired and he remains an employee of the Company through the acquisition. In the event of an acquisition, Mr. Singer is entitled to severance compensation of his base salary and certain benefits payable over an eighteen month period (i) if he complies with certain non-competition provisions and (ii) if he continues his employment through the acquisition and if he is not offered within sixty days after the acquisition a position of employment within a fifty mile radius of his home or his office in Manchester that is acceptable to him and he then resigns.

      Executive Officers Severance And Bonus Agreements. The Company is currently a party to Severance and Bonus Agreements dated November 12, 1999 with L. Bruce Maloy and Julie F. Lancaster. Under these agreements, each executive is entitled to a “stay put” bonus of $50,000 or $35,000, respectively, in the event the Company is acquired and the executive remains an employee of the Company through the acquisition. In the event of an acquisition, the executive is also entitled to severance compensation ($107,200 for Mr. Maloy and $45,000 for Ms. Lancaster) payable over a 12-month period (i) if he or she complies with certain non-competition provisions and (ii) if he or she continues his or her employment through the acquisition and is terminated after the acquisition without cause (as defined in the agreement) or if he or she is not offered within 30 days after the acquisition a position of employment within a 50 mile radius of his or her home that is acceptable to the executive and he or she then resigns.

SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and certain other executive officers of the Company (the “named executive officers”) for services rendered to the Company during each of the last three fiscal years.

					Long-Term
					Compensation

		Annual Compensation			Securities
	Fiscal			Other Annual	Underlying
Name and Principal Positions	Year	Salary	Bonus(1)	Compensation(2)	Options/SARs

Marshall B. Hunt	2001	$268,125	—	$28,586	—
Chairman of the Board and Chief	2000	275,000	—	54,516	—
Executive Officer	1999	256,667	—	52,862	—
William E. Peterson, Jr.	2001	219,375	—	—	—
President and Secretary	2000	225,000	—	—	—
	1999	214,688	—	32,073	—
Robert R. Singer	2001	146,250	$20,000	—	2,100
Vice President — Sales	2000	116,780	19,700	—	30,000
	1999	80,000	23,515	—	2,000 (3)
L. Bruce Maloy	2001	112,125	66,882	—	—
Vice President — Administration	2000	95,000	16,500	—	30,000
	1999	70,000	17,636	—	2,000
Julie F. Lancaster (4)	2001	87,200	15,073	—	—
Vice President — Finance	2000	—	—	—	—
	1999	—	—	—	—

(1)	Amounts include paid and unpaid bonuses pertaining to each year and commissions paid during each year.
(2)	The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and certain auto allowances and other benefits. The amounts shown for Mr. Hunt in 2001 include $14,532 for automobile allowances and $14,054 for medical and dental expense reimbursements. No other such compensation exceeded 10% of the total annual salary and bonus for any named executive officer in any year for which a dollar amount is not disclosed.
(3)	On May 12, 1999, a performance option for 10,000 shares of the Company’s common stock was granted to Mr. Singer, and provided for vesting upon the satisfaction of certain sales goals by the Company’s sales representatives during the second and third quarters of 1999 under the Premier Group Purchasing Agreement. None of these performance goals were achieved, and these options effectively expired as of September 30, 1999.
(4)	Ms. Lancaster became an executive officer of the Company in January 2001.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Executive Officers

Name	Age	Position	Since

Marshall B. Hunt	46	Chairman of the Board, Chief Executive Officer & Director	1990
William E. Peterson, Jr.	46	President, Secretary & Director	1990
Robert J. Wenzel	51	Chief Operating Officer	2002
Robert R. Singer	37	Vice President — Sales	1999
L. Bruce Maloy	38	Vice President — Administration	1998
Julie F. Lancaster	33	Vice President — Finance	2001

      Marshall B. Hunt is a co-founder of the Company and has served as a director and Chief Executive Officer of the Company since its inception in 1990 (except for the period from October 23, 2001 through March 15, 2002). Mr. Hunt has served as the Chairman of the Board of the Company since 1997 (except for the period from October 23, 2001 through March 15, 2002). Prior to co-founding the Company, Mr. Hunt co-founded CMI, a distributor of cardiac pacemakers, in 1987, and served as its Chief Executive Officer until October 1997. Mr. Hunt currently serves as Secretary of CMI. In 1981, Mr. Hunt founded Hunt Medical Systems, Inc., a distributor of pacemaker products, and served as its President from 1981 to 1987. From 1979 through 1981, Mr. Hunt held various sales and management positions with American Hospital Supply Corporation.

      William E. Peterson, Jr. is a co-founder of the Company and has served as President of the Company since its inception in 1990. Mr. Peterson served as interim Chief Executive Officer of the Company from January 24, 2002 through March 15, 2002. Mr. Peterson joined the Company’s Board of Directors in January 1998. Mr. Peterson served as Vice President of Finance of CMI from 1987 to 1997. From 1981 through 1987, he served as a financial officer of Copolymer Rubber & Chemical Corporation, a manufacturer of synthetic rubber. From 1978 to 1981, Mr. Peterson held various positions with the public accounting firm of Coopers & Lybrand L.L.P., rising to the position of Audit Senior. Mr. Peterson is a Certified Public Accountant.

      Robert J. Wenzel has served as Horizon’s Chief Operating Officer since May 2002. From 2001 until joining us, he served as a consultant with Impact Consulting Group. From 1991 to 2001, Mr. Wenzel served as Chief Operating Officer of VirtualFund.com Inc. (formerly LaserMaster Technologies, Inc.) an investment group developing and incubating Internet-based business to business companies.

      Robert R. Singer has served as the Vice President — Sales since 1999. Mr. Singer joined the Company in 1990. Prior to assuming his current position, Mr. Singer served as National Sales Manager from 1997 to 1999. Mr. Singer served in the Company’s sales and marketing department as a sales representative from 1990 to 1993 and Regional Sales Manager from 1993 to 1997.

      L. Bruce Maloy joined the Company in 1990 in its sales and marketing department and has served as the Vice President — Administration of the Company since 1996. From 1990 to 1996, Mr. Maloy served in various capacities at the Company, including Regional Manager from 1991 to 1993, National Sales Manager from 1993 to 1995, and Director of Marketing from 1995 to 1996. Prior to joining the Company, Mr. Maloy served as a Sales Manager of Ryder, Inc., a transportation company, from 1989 to 1990 and a Key Account Manager of Noxell Corporation, a subsidiary of The Proctor & Gamble Company, from 1987 to 1989.

      Julie F. Lancaster has served as the Vice President — Finance since January 2001. Ms. Lancaster joined the Company in 1994 as Assistant Controller and served in that capacity until 1996. From August 1996 through August 2000, Ms. Lancaster served as Controller of the Company. From August 2000 to January 2001, Ms. Lancaster served as Director of Financial Reporting and Planning for the Company.

Key Employees

Name	Age	Position	Since

Michael J. Fowler	40	Vice President of Manufacturing	2001
Anthony D. Smith	31	Vice President of Engineering	2000

      Michael J. Fowler became Vice President of Manufacturing for the Company in September 2001. He joined the Company as Director of Manufacturing in March 1999. Prior to joining the Company, he was a Senior Manufacturing Engineer and between 1992 and 1999 served in various manufacturing and plant support functions with the medical division of C. R. Bard, Inc., a developer, manufacturer and marketer of vascular, urological and oncological diagnosis and intervention products.

      Anthony D. Smith became the Company’s Vice President of Engineering in November 2000. From May 1998 to November 2000, he was an engineering manager for the Company. Mr. Smith began working for the Company in June 1997 as a production supervisor.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information with respect to option grants to the named executive officers during fiscal 2001 and the potential realizable value of such option grants:

Potential Realizable
Value at Assumed
Annual Rates
		% of Total			of Stock Price
	Number	Options			Appreciation
	of	Granted to	Exercise		for Option Term(3)
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year(1)	($/Share)	Date(2)	5%	10%

Marshall B. Hunt	—	—	—	—	—	—
William E. Peterson, Jr.	—	—	—	—	—	—
Robert R. Singer	2,100	0.6%	$0.45	12/20/11	$594	$1,506
L. Bruce Maloy	—	—	—	—	—	—
Julie L. Lancaster	—	—	—	—	—	—

(1)	Options to purchase a total of 351,595 shares of common stock were granted to employees of the Company in 2001.
(2)	Until March 16, 2002, the Compensation Committee administered the Company’s stock option and incentive plans, had general authority to accelerate, extend or otherwise modify benefits under option grants in certain circumstances within overall plan limits, and, with the consent of the affected optionee, to change the exercise price to a price not less than 100% of the market value of the stock on the effective date of the amendment. Following the Recapitalization, the Executive Committee currently possesses these powers. See “Board Committee Membership — Executive Committee” herein.
(3)	Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by Securities and Exchange Commission rules and do not represent the Company’s estimate or projection of the future price of common stock. The Company does not believe that this method accurately illustrates the potential value of a stock option.

OPTION EXERCISES AND VALUES FOR FISCAL 2001

      The following table sets forth certain information with respect to option exercises during fiscal 2001 by each of the named executive officers and the status of their options at December 31, 2001:

	Number of		Number of Unexercised		Value of Unexercised
	Shares		Securities Underlying		In-the-Money Options
	Acquired Upon		Options 12/31/01(1)		12/31/01(2)
	Exercise of	Value Realized
Name	Option	Upon Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Marshall B. Hunt	—	—	—	—	—	—
William E. Peterson Jr.	—	—	—	—	—	—
Robert R. Singer	—	—	25,000	21,100	—	—
L. Bruce Maloy	—	—	25,000	19,000	—	—
Julie F. Lancaster	—	—	15,200	13,400	—	—

(1)	Pursuant to the Recapitalization, all options outstanding when the Recapitalization became effective on March 16, 2002, including all option grants to the executive officers listed above, became fully vested and exercisable.
(2)	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $0.43, the average of the high and low common stock price reported for American Stock Exchange transactions on December 31, 2001. At December 31, 2001, the exercise prices of all options held by the named executive officers range from $0.44 to $14.50. Accordingly, at December 31, 2001, none of the named executive officers held in-the-money options.

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company’s common stock against the cumulative total return of the Russell 2000 Index and the Company’s peer group index. The Company’s peer group consists of Arrow International, Inc., C.R. Bard, Inc., Conmed Corp., ICU Medical, Inc., and Vital Signs, Inc. The stock performance graph assumes $100 was invested on April 15, 1998 (the date that the common stock was first publicly traded) and measures the return thereon at various points based on the closing price of the common stock on the dates indicated, assuming reinvestment of dividends.

	4/15/98	6/30/98	12/31/98	6/30/99	12/31/99	6/30/00	12/29/00	6/30/01	12/29/01

Company	$100.00	$60.67	$28.15	$38.56	$16.07	$11.63	$2.44	$8.03	$2.76
Russell 2000	$100.00	$93.90	$86.62	$93.95	$103.62	$107.38	$94.66	$105.24	$100.28
Peer Group	$100.00	$93.33	$115.37	$110.94	$111.89	$120.74	$127.70	$158.21	$170.73

      The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2:

AMENDMENT TO OUR RESTATED AND AMENDED ARTICLES OF INCORPORATION

TO DECLASSIFY OUR BOARD OF DIRECTORS AND REDUCE THE TERMS
OF THE DIRECTORS FROM THREE YEARS TO ONE YEAR

      At the Annual Meeting, we will ask our shareholders to consider and vote on the following proposed resolution which has been approved and recommended by our Board of Directors:

      “RESOLVED, that Section 5.2 of the Company’s Restated and Amended Articles of Incorporation (the “Articles of Incorporation”) shall be deleted in its entirety;

      FURTHER RESOLVED, that the last sentence of Section 5.1 of the Company’s Articles of Incorporation, which reads “Each director shall serve for a term as described in Section 5.2” shall be deleted in its entirety;

      FURTHER RESOLVED, that the following sentence shall be inserted at the end of Section 5.1 of the Company’s Articles of Incorporation: “Each director shall serve a term of one year”;

      FURTHER RESOLVED, that Section 5.3 of the Articles of Incorporation shall be renumbered Section 5.2.”

Purpose and Effect of the Proposal

      Our Board of Directors has approved and recommended this proposal to our shareholders for the following reasons:

(1) the Board believes that it is in the best interests of the Company and its shareholders to allow shareholders to have the opportunity each year to register their views on the performance of the Board and to hold directors accountable for its decisions and policies;

(2) the Board seeks to remove impediments to potential business combinations which may enhance the value of our stock; and

(3) the Company has agreed in Section 11.1 (m) of the Note Purchase Agreement, as amended, to obtain shareholder approval of such declassification within 195 days of the closing date, March 16, 2002.

      Under the Company’s Restated and Amended Articles of Incorporation, as currently constituted, our directors are divided into three classes and serve for staggered three year terms, with the terms of one class expiring each year. Currently, the terms of our Class I directors expire at the Annual Meeting, our Class II directors at the 2003 annual meeting of shareholders and our Class III directors at our 2004 annual meeting of shareholders. These staggered board provisions ensure that a majority of directors at any given time will have at least one year of experience with business affairs and operations of the Company and discourage sudden changes in majority control of the board.

      If the shareholders approve this proposal, the staggered three-year terms for our directors would be eliminated. In this event, the existing Class II and Class III directors, together with the Class I directors elected by the shareholders at the Annual Meeting, would each serve a one-year term, ending at the 2003 annual meeting of shareholders and all directors would thereafter be elected for one-year terms at each annual shareholder meeting. If the Company’s shareholders approve this proposal, a change in control of the Company may be more likely to occur.

      Section 14-2-806 of the Georgia Business Corporation Code, as amended (the “Georgia Code”), provides that to establish a classified board, a company must expressly provide for the classification of directors in its Articles of Incorporation or Bylaws. By deleting this provision in our Restated and Amended Articles of Incorporation through the adoption of this proposal, we intend to remove any express provision relating to Board classification or staggered terms. On March 14, 2002, in accordance with the provisions of the Georgia Code, our board of directors removed comparable provisions in our Bylaws.

Vote Required

      Pursuant to Section 9.2 of our Restated and Amended Articles of Incorporation, approval of this amendment requires the affirmative vote of the holders of at least 70% of the outstanding shares of the Company. Pursuant to the Voting Agreement, Messrs. Hunt and Peterson have agreed to vote their shares of common stock, representing approximately 41.3% of the outstanding shares of our common stock, in favor of this proposal. Commonwealth Associates, L.P. and certain affiliates thereof, which collectively own approximately 8.8% of our outstanding shares of common stock, have indicated their intention to vote in favor of this proposal.

      If the requisite shareholders do not vote in favor of the proposal to approve this amendment to our Restated and Amended Articles of Incorporation, we will be in default under the Note Purchase Agreement and the $15 million of outstanding Senior Subordinated Convertible Notes will become due and payable immediately. The senior credit facility includes a cross-default provision to the Note Purchase Agreement, and upon acceleration of the Senior Subordinated Convertible Notes, all amounts outstanding under this credit facility will become immediately due and payable. If we were in default under the Note Purchase Agreement, we would be required to repay approximately $25.8 million in indebtedness to our creditors, in which event we would need to seek additional financing or obtain waivers of such defaults. Management has not undertaken a process of securing additional financing in the event of this contingency. Accordingly, failure to obtain shareholder approval of this proposal could have a material adverse effect on our financial position and liquidity.

      The Board recommends a vote “FOR” this amendment to our Restated and Amended Articles of Incorporation to declassify our Board of Directors and to reduce the terms of the directors from three years to one year.

PROPOSAL 3:

AMENDMENT TO OUR RESTATED AND AMENDED ARTICLES OF

INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF
OUR COMMON STOCK FROM 50,000,000 TO 100,000,000

Proposal

      At the Annual Meeting, we will ask our shareholders to consider and vote on the following proposed resolution which has been approved and recommended by our Board of Directors:

“RESOLVED, that the first sentence of Section 2.1 of the Company’s Articles of Incorporation should be amended to read as follows: “The aggregate number of common shares (referred to in these Articles of Incorporation as “Common Stock”) which the Corporation shall have the authority to issue is 100,000,000, with a par value of $.001 per share.”

Purpose and Effect of the Proposal

      Our Board of Directors has approved and recommended this proposal to the shareholders for the following two reasons:

(1) our Restated and Amended Articles of Incorporation, as currently constituted, provide an insufficient number of authorized shares available to accommodate the share issuances contemplated by the Recapitalization; and

(2) we agreed in Section 11.1 (m) of the Note Purchase Agreement, as amended, to obtain shareholder approval within 195 days of the closing date, March 16, 2002, to increase the number of authorized shares from 50,000,000 to 100,000,000.

      As of March 31, 2002, we had 13,366,278 shares of common stock outstanding and 1,400,000 shares reserved for issuance under our Stock Incentive Plan, of which approximately 1,300,000 shares were covered by outstanding options and approximately 100,000 shares were available for future option grants. To provide for the shares of common stock that may be issued on an as-converted basis as contemplated by the Recapitalization (upon conversion of a portion of the Senior Subordinated Convertible Notes, the Bridge Note, warrants, guaranties and stock options), we would need at least 49.9 million shares of our common stock authorized for issuance. Thus, increasing the number of authorized shares available under our Restated and Amended Articles of Incorporation is a critical component of the Recapitalization.

      We believe that the availability of additional but unissued shares will provide us with the flexibility to issue common stock for a variety of corporate purposes, such as to effect future stock splits in the form of stock dividends, to make acquisitions using our common stock, to raise additional equity capital, to adopt new employee benefit plans or to reserve additional shares for issuance under existing plans. Because of the limited number of shares of common stock which are not issued or are reserved for future issuance, we currently are substantially limited in our ability to authorize the issuance of additional shares for other corporate purposes. The proposed increase in authorized shares to 100,000,000 would facilitate our ability to pursue financial objectives in the future without delaying such activities for shareholder approval, except as may be required by our Articles of Incorporation, Bylaws, or the rules of the American Stock Exchange or any other stock exchange or national securities association trading system on which our securities may then be listed.

      Any future issuance of our common stock could dilute the earnings per share, book value per share, voting power and shareholdings of existing shareholders. A future issuance also may have an anti-takeover effect by making it more difficult to engage in a merger, tender offer, proxy contest or assumption of control of a large voting bloc of common stock. Because the Board could issue additional shares without shareholder approval, they could impede a takeover attempt by issuing additional shares and thereby diluting the voting power of other outstanding shares and increasing the potential cost of a takeover.

      Under our Restated and Amended Articles of Incorporation, shareholders do not have preemptive rights. Thus, should our Board of Directors elect to issue additional shares of our common stock, existing shareholders would not have any preferential rights to purchase such shares.

Vote Required

      Pursuant to Section 9.1 of our Restated and Amended Articles of Incorporation, approval of this amendment requires the affirmative vote of a majority of our outstanding shares of common stock. Pursuant to the Voting Agreement, Messrs. Hunt and Peterson have agreed to vote their shares of common stock, representing approximately 41.3% of our outstanding common stock, in favor of this proposal. Commonwealth Associates, L.P. and certain affiliates thereof, which collectively own approximately 8.8% of our outstanding shares of common stock, have indicated their intention to vote in favor of this proposal.

      If the requisite shareholders do not vote in favor of this proposal to approve the amendment to our Restated and Amended Articles of Incorporation, we will be in default under the Note Purchase Agreement and the $15 million of outstanding Senior Subordinated Convertible Notes will become due and payable immediately. Also, upon acceleration of the Senior Subordinated Convertible Notes, all amounts outstanding under our credit facility will become immediately due and payable, in which event we would need to seek additional financing or obtain waivers of such defaults. Management has not undertaken a process of securing additional financing in the event of this contingency. Accordingly, failure to obtain shareholder approval of this proposal could have a material adverse effect on our financial position and liquidity.

      The Board recommends a vote “FOR” this amendment to our Restated and Amended Articles of Incorporation to increase the total number of authorized shares from 50,000,000 to 100,000,000.

PROPOSAL 4:

AMENDMENT TO OUR AMENDED AND RESTATED BYLAWS

TO ELIMINATE THE BUSINESS COMBINATIONS AND FAIR PRICE PROVISIONS

Proposal

      At the Annual Meeting, we will ask our shareholders to consider and vote on the following proposed resolution which has been approved and recommended by our Board of Directors:

“RESOLVED, that Article VII of the Company’s Amended and Restated Bylaws (the “Bylaws”) entitled Business Combinations with Interested Shareholders and Article VIII of the Company’s Bylaws entitled Fair Price Provisions are hereby deleted in their entirety;

FURTHER RESOLVED, that Article IX entitled Amendment of Bylaws is hereby renumbered as Article VII.”

Purpose and Effect of the Proposal

      Under Section 6.1(d) of the Note Purchase Agreement, we agreed to opt out of the fair price and business combinations provisions in our Bylaws. We originally adopted these provisions to prevent a hostile takeover or other business combination that was not reviewed and approved by our Board of Directors.

Consequently, removal of these provisions may make us more vulnerable to these types of transactions. However, the Board of Directors determined that removing these provisions was in the best interests of the shareholders to ensure that the Company could complete the Recapitalization financing and to provide us with more flexibility to pursue business combinations in the future that would maximize shareholder value.

      The Georgia Code restricts certain business combinations with “interested shareholders” and contains fair price requirements applicable to certain mergers with certain “interested shareholders” that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. In its Amended and Restated Bylaws, the Company has elected to be covered by such restrictions.

      The Georgia Code regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an “interested shareholder” of the corporation, unless either (1) the transaction resulting in such acquiror becoming an “interested shareholder” or the business combination received the approval of the corporation’s board of directors prior to the date on which the acquiror became an “interested shareholder,” or (2) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, in the same transaction in which the acquiror became an “interested shareholder.” For purposes of this statute, an “interested shareholder” generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved “interested shareholder” for a period of five years after the date on which such person became an “interested shareholder.” The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

      The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an “interested shareholder” unless:

•	certain “fair price” criteria are satisfied;

•	the business combination is unanimously approved by the continuing directors;

•	the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the “interested shareholder;” or

•	the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve-month period.

The Georgia fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified “fair price” requirements. If the Company’s stockholders approve this proposal, a change in control of the Company may be more likely to occur.

Vote Required

      Under Georgia law, approval of this amendment to our Amended and Restated Bylaws requires the affirmative vote of at least a majority of the votes entitled to be cast by the voting shares, other than shares beneficially owned by “interested” shareholders, and affiliates and associates thereof. An “interested” shareholder under Georgia law is either (i) a shareholder beneficially owning 10 percent or more of the voting power of our outstanding voting shares or (ii) an affiliate of the Company and, at any time since April 10, 2000, was the beneficial owner of 10 percent or more of the voting power of the then outstanding shares of the Company. As interested shareholders, Mr. Hunt (the owner of 23.7% of our outstanding common stock as of the record date), Mr. Peterson (the owner of 17.6% of our outstanding common stock as of the record date) and ComVest Venture Partners, L.P. and Commonwealth Associates, L.P. (together with affiliates thereof, collectively, the owner of 8.8% of our outstanding common stock as of the record date) will not be eligible to vote on this proposal. Excluding the shares held by interested shareholders, approval of the amendment will require the affirmative vote of a majority of the 8,142,745 remaining outstanding shares, or 4,071,373 votes “for” the amendment.

      The Board recommends a vote “FOR” this amendment to our Amended and Restated Bylaws to eliminate provisions relating to business combinations and fair price.

PROPOSAL 5:

ISSUANCE OF COMMON STOCK

Proposal

      At the Annual Meeting, we will ask the shareholders to consider and vote upon the following proposed resolution that has been approved and recommended by our Board of Directors:

“RESOLVED, that the issuance by Horizon Medical Products, Inc. (the “Company”) of up to $15 million in Senior Subordinated Convertible Notes and up to 27,000,000 shares of our common stock which may be issued upon conversion of the Senior Subordinated Convertible Notes, as approved by the Board of Directors of the Company, is hereby ratified and approved for all applicable rules of the American Stock Exchange.”

Purpose and Effect of the Proposal

      We are asking our shareholders to approve the issuance of the common stock which may be issued upon conversion of the Convertible Notes in order to comply with the rules of the American Stock Exchange and the terms of the recapitalization transactions between the Company, ComVest, Medtronic, and the Additional Note Purchasers, as described in greater detail below. On March 16, 2002, the Company issued the Senior Subordinated Convertible Notes to these investors and the Bridge Note to ComVest; however, our common stock is listed on AMEX, and we are subject to the AMEX Listing Standards, Policies and Requirements. Section 712 of the AMEX Listing Standards requires the approval of shareholders, pursuant to a proxy solicitation conforming to SEC proxy rules, “where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more.” Pursuant to the AMEX rules and regulations, we may issue up to 19.9% of our outstanding common stock, including upon conversion of a portion of the Convertible Notes, without shareholder approval.

      Under the terms of the Recapitalization, we have issued or will be issuing common stock or securities convertible into our common stock of up to 35.3 million shares, an increase of approximately 262% based on 13,366,278 shares of our common stock outstanding as of March 16, 2002. In addition, section 11.1(m) of the Note Purchase Agreement, as amended, requires us to obtain shareholder approval of the issuance of the common stock underlying the Convertible Notes within 195 days of March 16, 2002, the closing date of the agreement. If we do not obtain the requisite shareholder approval within the requisite timeframe, we will be in default under the Note Purchase Agreement which will require us to accelerate repayment of the Notes, causing (1) $15 million of outstanding Senior Subordinated Convertible Notes to become due and payable immediately, (2) $2 million under the Junior Note to become due and payable immediately, and (3) all amounts outstanding under the LaSalle Credit Facility becoming immediately due and payable. As of March 31, 2002, we had approximately $8.8 million of indebtedness outstanding under the LaSalle Credit Facility. In this event, we would need to seek additional financing or obtain waivers of such defaults. Management has not undertaken a process of securing additional financing in the event of this contingency. Approval of the proposal also will cause significant dilution to our common shareholders as described in more detail in “Effects of the Recapitalization” below.

Purpose of the Recapitalization

      We undertook this recapitalization to refinance our senior secured indebtedness with Bank of America and to obtain an infusion of equity capital to meet ongoing and future working capital needs. Since March 30, 2001, we had been in default under certain provisions of our Credit Facility with Bank of America (the “BofA

Facility”), such defaults resulting from the violation of certain restrictive covenants contained therein and the failure to make principal payments when due. Between March 2001 and January 2002, we entered into a Forbearance Agreement and four amendments thereto with Bank of America. The Forbearance Agreement and the amendments thereto, among other things, revised certain financial covenants contained in the BofA Facility, required us to pay accrued and unpaid interest to Bank of America in a timely fashion, required us to furnish financial reports to Bank of America and required us to issue to Bank of America a warrant to purchase shares of our common stock. Pursuant to the Fourth Amendment to Forbearance Agreement, we were required to refinance our obligations with Bank of America on or before March 15, 2002. As a result of the Recapitalization, the BofA Facility, the Forbearance Agreement (and amendments thereto) and the warrants issued to Bank of America were cancelled. Our management estimates that, as a result of these financing transactions entered into in connection with the Recapitalization, we will have sufficient funds to meet our working capital needs through the end of fiscal year 2002.

Terms of the Recapitalization

      On March 19, 2002, the Company announced that it had completed an arrangement with ComVest, LaSalle and Medtronic to recapitalize the Company by extinguishing all of the Company’s senior debt and warrants held by Bank of America and substantially reducing the Company’s total outstanding debt. Pursuant to the Recapitalization, the Company issued Senior Subordinated Convertible Notes in the amount of $15 million to ComVest, Medtronic and the Additional Note Purchases, assumed the $2 million Junior Note and entered into the LaSalle Credit Facility for up to $22 million. The definitive agreements entered into in connection with the Recapitalization have been filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Exhibits 10.55 through 10.71, inclusive, to such Annual Report are each incorporated by reference into this proxy statement and made a part hereof. Additionally, Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on July 3, 2002 is incorporated herein by reference into this proxy statement and made a part hereof.

      The summary described below reflects the principal terms of various agreements contemplated by the Recapitalization and is qualified in its entirety by reference to the actual text of the definitive transaction documents. Upon receipt of a written request, we will furnish to our shareholders without charge a copy of any or all of the definitive transaction documents. Such request should be sent to:

Horizon Medical Products, Inc.
One Horizon Way
Manchester, Georgia 31816
Attn: Julie F. Lancaster

Note Purchase Agreement

      General. On March 1, 2002, the Company entered into the Note Purchase Agreement with ComVest, Medtronic and the Additional Note Purchasers. Under the Note Purchase Agreement, the Company agreed to issue $15 million of Senior Subordinated Convertible Notes. Interest on the Senior Subordinated Convertible Notes is payable quarterly beginning in June 2002 and accrues at a rate of 6% per year for the first six months and 8% per year thereafter until the notes are paid in full and mature on March 16, 2004. The Company issued the Senior Subordinated Convertible Notes as follows: $4.4 million to ComVest, $4 million to Medtronic and $6.6 million to the Additional Note Purchasers. The material terms of the Senior Subordinated Convertible Notes are described below.

      Covenants; Events of Default. The Note Purchase Agreement also contains certain affirmative and negative covenants, including, but not limited to the following:

•	the provision of quarterly and annual financial statements to the holders of the Senior Subordinated Convertibles Notes;

•	rights of inspection of the Company’s books and records;

•	maintenance of properties and the Company’s corporate existence;

•	restrictions on indebtedness, other than indebtedness relating to permitted liens and certain indebtedness to affiliates;

•	restrictions on liens, except for certain purchase money liens, statutory liens, tax liens and judicial liens;

•	restrictions on certain business combinations and disposition of the Company’s assets;

•	restrictions on the sale or discount of receivables;

•	transactions with affiliates outside of the ordinary course of business; and

•	prohibitions on the ability to pay dividends.

      The Events of Default include, but are not limited to, failure to pay an obligation when due, failure to comply with obligations under the Securityholders Agreement or the Co-Promotion Agreement with Medtronic (each as described below), breach of any covenant which remains uncured for 15 days, bankruptcy, a change of control and failure to obtain shareholder approval of proposals (2), (3) and (5) at the Annual Meeting within 195 of the closing date of March 16, 2002. Generally, upon an Event of Default, the holders of a majority of the aggregate principal amount of the Senior Subordinated Convertible Notes outstanding may declare the unpaid principal and interest on the Notes immediately due and payable. Additionally, Medtronic may, upon a breach of covenants concerning the Co-Promotion Agreement or the Convertible Notes held by Medtronic, declare the unpaid principal and interest on such Notes immediately due and payable.

      Also, if the Company defaults under the Note Purchase Agreement, it will be in default under the LaSalle Credit Facility pursuant to the cross-default provisions contained therein. At March 31, 2002, the aggregate amount of indebtedness which would be subject to acceleration under the Note Purchase Agreement the LaSalle Credit Facility and the Junior Note, causing the same to become immediately due and payable, was $25.8 million.

Terms of the Convertible Notes

      Conversion. The holders of the Convertible Notes have the right to convert in the aggregate a total of $270,000 of the Convertible Notes into shares of the Company’s common stock at a conversion price of $0.01 per share for a total of 27,000,000 shares, subject to a downward adjustment upon repayment of all or a portion of the amounts due, as described below. If this $270,000 is converted, the Company will still be obligated to repay, in the aggregate, $14,730,000 to the holders of the Senior Subordinated Convertible Notes. This 27,000,000 shares also includes up to 3,300,000 shares which may be issued upon conversion of the Bridge Note (as described below). Under the conversion terms, if the principal amount of the Additional Notes, together with all interest due were paid in full on or before April 15, 2002, then the maximum number of shares of common stock that all the Convertible Notes may be converted into is 22,500,000. If the principal amount of all the Convertible Notes and all interest due is paid on or before March 16, 2004, then the maximum aggregate number of shares of the Company’s common stock that the Convertible Notes can be converted into is 19,500,000 shares. The terms of the applicable conversion periods and conversion amounts for the Senior Subordinated Convertible Notes are as follows:

Maximum Conversion
Amount During Applicable
Period
(all shares exercisable
Note	Applicable Period	at $0.01 per share)

ComVest Convertible Note ($4.4 million principal amount)	April 16, 2002 through March 16, 2004	• 1.25% of the Outstanding Balance (defined as principal plus accrued and unpaid interest under the ComVest Convertible Note) plus
• 0.6% of the amount of principal repaid under the Additional Notes on or prior to April 16, 2002*
	March 16, 2003 through March 16, 2004	• An additional 0.25% of the Outstanding Balance
Medtronic Convertible Note ($4 million principal amount)	April 16, 2002 through March 16, 2004	• 1.5% of $4 million
	March 16, 2003 through March 16, 2004	• an additional 0.3% of $4 million if the ComVest Convertible Note and the Additional Notes held by the Additional Note Purchasers have not been repaid
Convertible Notes issued to Additional Note Purchasers ($6.6 million principal amount)	April 16, 2002 through March 16, 2004	• 1.25% of the Additional Notes Outstanding Balance (defined as up to $6.6 million in principal plus accrued but unpaid interest under the Additional Notes) plus
• 0.6% of the amount of principal repaid under the ComVest Convertible Note on or prior to April 16, 2002*
	March 16, 2002 through March 16, 2004	• an additional 0.25% of the Additional Notes Outstanding Balance

*	As of April 16, 2002, the Company had not repaid any principal under the Senior Subordinated Convertible Notes.

      Additionally, in connection with the Bridge Loan, the Company issued a Convertible Bridge Note (the “Bridge Note”) to ComVest. Currently, ComVest may convert this note into up to 3,300,000 shares of the Company’s common stock. The number of shares of common stock issuable pursuant to conversion of the Bridge Note is subject to the thresholds outlined above in this section. The conversion terms of the Bridge Note are as follows:

Maximum Conversion Amount
During Applicable Period
Applicable Period	(all shares convertible at $.01 per share)

March 8, 2002 through March 8, 2003	• 50% of the Original Amount (equal to $33,000 as of August 9, 2002) may be converted into shares of common stock equal to (i) 0.6667, multiplied by (ii) the aggregate principal amount outstanding under the Additional Notes on the date of issuance (equal to $6.6 million).
March 8, 2003 through March 8, 2004	• In the event that the ComVest Convertible Notes and the Additional Notes have not been repaid in full by March 8, 2003, 50% of the Original Amount may be converted into shares of common stock equal to (A)(i) 0.8 multiplied by (ii) the aggregate principal amount outstanding under the Additional Notes on the date of issuance (equal to $6.6 million).

      Prepayment. The Company may prepay the Senior Subordinated Convertible Notes, subject to no prepayment penalty within the first 12 months, with a prepayment penalty of 5% between months 12 to 15, and a prepayment penalty of 10% between months 15 to 24.

Junior Note

      The Junior Note in the amount of $2 million bears interest at a rate of 6% per annum, payable monthly beginning April 2002, and matures on March 15, 2007. Beginning on May 1, 2003, a principal payment on the Junior Note of $22,500 is payable on the first day of each month until maturity of the Junior Note. As of March 31, 2002, the Junior Note was subordinated to approximately $8.8 million of senior indebtedness, representing the indebtedness as of such date under the LaSalle Credit Facility. The Junior Note ranks pari passu with the Convertible Notes.

Securityholders Agreement

      As a condition to closing the Recapitalization, the Company also agreed to enter into a Securityholders Agreement, dated March 16, 2002, with ComVest, Medtronic, LaSalle, Mr. Hunt and Mr. Peterson, (collectively, Mr. Hunt, Mr. Peterson, ComVest, Medtronic, and LaSalle, the “Investors”) under which the Company granted certain registration rights, rights of first refusal and corporate governance rights to the Investors. The registration rights require the Company to file a shelf registration statement covering the resale of certain shares of common stock issuable pursuant to the Recapitalization on or before June 14, 2002 and to include, at the Investors’ option, certain of the Investors’ shares of common stock in any registration statement undertaken by the Company, at the Company’s expense. On June 14, 2002, the Company filed a Registration Statement on Form S-1, covering the resale of certain shares issued or issuable to ComVest, Medtronic, the Additional Note Purchasers, LaSalle, and certain affiliates thereof. Pursuant to the Securityholders Agreement, ComVest and Medtronic have been granted the following:

•	a right of first refusal to purchase all or part of their pro rata share of new securities which the Company may propose to sell or issue;

•	the right of first refusal to participate in any sale of Hunt’s and/or Peterson’s shares of common stock to third parties upon the same terms and conditions;

•	the co-sale right of first refusal to participate in sales of shares of common stock by Hunt and/or Peterson; and

•	the “bring-along right” to require Hunt and Peterson to sell the same percentage of shares of common stock as the holders of the rights propose to sell in the event that the rights holders propose to sell 51% or more of their common stock.

      The corporate governance rights include, but are not limited to, the following:

•	granting ComVest the right to designate one ComVest director and two additional independent directors;

•	requiring that certain actions of the Board of Directors include the affirmative vote of the ComVest director (including the acquisition of or change of control of the Company, the sale of all or any material portion of the Company’s assets, the liquidation, dissolution or winding up of the Company, the provision of any loan to or the ownership of any stock by the Company in an unaffiliated corporation, the guarantee of indebtedness outside of the ordinary course of business, the declaration of dividends other than in common stock, the amendment of the Company’s articles of incorporation or bylaws, and the issuance of stock options);

•	requiring the Company to establish and maintain an Executive Committee consisting of the ComVest director as Chairman, one of the independent directors designated by ComVest, and Hunt; and

•	requiring that the Executive Committee approve certain actions. See “Board Committee Membership — Executive Committee” above.

      Failure to comply with the Securityholders Agreement is considered an Event of Default under the Note Purchase Agreement.

Agreements with Messrs. Hunt and Peterson

      To effect the Recapitalization, the Company entered into the New Employment Agreement and option agreements with Mr. Hunt that grant him options to purchase an aggregate of 3,500,000 shares of the Company’s common stock, and the New Employment Agreement and option agreement with Mr. Peterson that grants him options to purchase 1,000,000 shares of the Company’s common stock. See “Employment Agreements” above. Also, the Company has entered into a voting agreement under which Mr. Hunt and Mr. Peterson have agreed to vote their shares in favor of all proposals relating to the Recapitalization at the Annual Meeting.

      The Company also entered into an expense guaranty with Mr. Hunt under which he received 150,000 shares of the Company’s common stock in exchange for agreeing to reimburse ComVest for up to a maximum of $400,000 of its transaction expenses in the event that the Recapitalization were not consummated. Finally, pursuant to an advance note, Mr. Hunt received 75,000 shares of the Company’s common stock in exchange for advancing to the Company $17,500 in transaction expenses associated with the Recapitalization.

Co-Promotion Agreement

      On March 15, 2002, the Company entered into a Co-Promotion Agreement with Medtronic under which the Company will promote and provide technical advice for Medtronic’s implantable drug delivery systems which are used for the treatment of hepatic arterial infusion and malignant pain. After basic sales training, sales representatives of the Company and of its distributors will promote the sale of such systems, identify appropriate patients for such systems, and after additional training, provide assistance in the implantation and refill procedure for such systems, for which identification and assistance the Company will be compensated by Medtronic. Such compensation will be (1) $150 for identification of each appropriate patient by the Company’s sales representative, (2) where such appropriate patient subsequently receives an implant of either infusion system supporting such patient with hepatic arterial infusion therapy or malignant pain therapy, $1,000 for the first implant with respect to each sales representative and $600 for each implant, and (3) $100 per implant or refill procedure during which the Company’s sales representative provides such assistance. An appropriate patient is a patient selected for a therapy, that is either (i) indicated for chronic intravascular infusion of floxuridine for the treatment primarily of metastatic cancer or (ii) indicated for malignant intractable pain in patients with lung, breast, prostate, or colorectal cancer. Certain procedures, tests, or screening trials must have been completed for such patients. If the Company breaches or fails to comply with its obligations under the Co-Promotion Agreement (after giving effect to any applicable cure periods), then Medtronic or 51% of the holders of the aggregate principal amount of the Senior Subordinated Convertible Notes may accelerate the due date for payment of the Senior Subordinated Convertible Notes. Such breach or failure to comply would cause the $4 million principal amount of Convertible Notes issued to Medtronic to become immediately due and payable, and would cause a cross-default, causing (1) all remaining Senior Subordinated Convertible Notes to become due and payable immediately, (2) $2 million under the Junior Note to become due and payable immediately and (3) all amounts outstanding under the LaSalle Credit Facility to become immediately due and payable. As of March 31, 2002, this would amount to approximately $25.8 million being subject to repayment. In this event, we would need to seek additional financing or obtain waivers of such defaults. Management has not undertaken a process of securing additional financing in the event of this contingency.

Ancillary Agreements

      In addition to the agreements described above, in connection with and prior to the Recapitalization, the Company entered into an advisory agreement with Commonwealth Associates, L.P., an affiliate of ComVest, under which the Commonwealth Associates, L.P. received 2,645,398 shares of the Company’s common stock (a value equal to $2,248,588, based on the closing price of the Company’s common stock on March 15, 2002, the date immediately prior to closing date of the Recapitalization) and a cash fee of $750,000. Pursuant to the terms of this advisory agreement, Commonwealth Associates, L.P. provided the Company with financial consulting advice in developing a strategy for restructuring the Company in connection with the Recapitalization. The advisory agreement did not provide for ongoing services to be rendered after the Recapitalization. Also, pursuant to a note, ComVest received 75,000 shares of the Company’s common stock in exchange for advancing $17,500 in transaction expenses associated with the Recapitalization.

Loan Agreement

      General. On March 15, 2002, the Company and ComVest, as the holder of an outstanding Note payable to Bank of America in the principal amount of $40 million (the “BofA Note”), agreed to reduce the outstanding principal amount of the BofA Note from $40.3 million to $22 million. In exchange for funding a portion of the $22 million cash purchase price paid to Bank of America, ComVest assigned $4 million in principal amount of the BofA Note to Medtronic and $6.6 million in principal amount of the BofA Note to the Additional Note Purchasers while retaining $11.4 million in principal amount of the BofA Note itself. After such assignments, the Company issued the Senior Subordinated Convertible Notes under the Note Purchase Agreement in the aggregate principal amount of $15 million in exchange for the surrender of $15 million in principal amount of the BofA Note held by ComVest, Medtronic and the Additional Note Purchasers. The remaining $7 million in principal amount of the BofA Note was repaid with the proceeds of a Bridge Loan from ComVest to the Company made on March 15, 2002 (the “Bridge Loan”).

      On March 18, 2002, the Company entered into the LaSalle Credit Facility pursuant to a Loan and Security Agreement (the “Loan Agreement”’) with Standard Federal Bank National Association (“SFB”), acting by and through LaSalle, as SFB’s agent (SFB and LaSalle, collectively the “Lender”). Under the Loan Agreement, the Lender has provided a $20 million senior revolving loan facility (the “Revolving Loan”) and a $2 million term loan facility (the “Term Loan”). The Company used the proceeds to repay the Bridge Loan and expenses relating to the Recapitalization and will use the remaining proceeds for working capital and general corporate purposes. Both loan facilities will bear interest at the LaSalle Bank Prime Rate plus 2%, subject to an additional 2% that would be added to the interest rate upon the occurrence of an Event of Default (as discussed below). Pursuant to the LaSalle Credit Facility, the Company issued to LaSalle and SFB warrants to purchase up to an aggregate of 748,619 shares of common stock at an exercise price of $.01 per share.

      Collateral. As collateral, the Company granted a security interest in all of the Company’s present and future assets, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, including, but not limited to: all accounts receivable; all chattel paper, instruments, documents and general intangibles including patents, patent applications, trademarks, trademark applications, trade secrets, trade names, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guaranty claims, contract rights, payment intangibles, security interests, security deposits, and indemnification rights; all inventory; all goods including equipment, vehicles, and fixtures; all investment property; all deposit accounts, bank accounts, deposits and cash; all letter-of-credit rights; certain commercial tort claims; all property of the Company in control of the Lender or any affiliate of the Lender; and all additions, substitutions, replacements, products, and proceeds of the aforementioned property including proceeds from insurance policies and all books and records relating to the Company’s business.

      Covenants. The Loan Agreement contains affirmative and negative covenants. The affirmative covenants require the Company to, among other things, notify the Lender of major business changes, maintain proper permits, conduct relevant inspections and audits, maintain adequate insurance with the Lender named as loss payee, use proceeds only for business purposes, maintain a checking account with LaSalle, hire a Chief Operating Officer with experience in the medical products industry within 90 days of the date of the Loan Agreement, grant the Lender the right to conduct appraisals of the collateral on a biannual basis and deliver a survey of the property located at the Company’s offices within 60 days of the date of the Loan Agreement.

      The negative covenants restrict the Company’s ability to, among other things, make any guarantees, incur additional indebtedness, grant liens on its assets, enter into business combinations outside the ordinary course of business, pay dividends, make certain investments or loans, allow its equipment to become a fixture to real estate or an accession to personal property, alter its lines of business, settle accounts, or make other fundamental corporate changes. The Loan Agreement also contains financial maintenance covenants, including, but not limited to, the following:

•	maintaining Minimum Availability at all times of at least $4 million (the “Minimum Availability Test”). “Minimum Availability” is defined as (a) the lesser of: (i) the Revolving Loan Limit (which is up to 85% of the face amount of the Company’s eligible accounts receivable; plus the lesser of (x) up to 55% of the lower of cost or market value of the Company’s eligible inventory or up to 85% of the net orderly liquidation value of eligible inventory, whichever is less, or (y) $11 million; plus such reserves as the Lender may establish) and (ii) the Maximum Revolving Loan Limit of $20 million minus (b) the sum of (i) the amount of all then outstanding and unpaid Liabilities (to Lender, as defined) plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations more than 60 days past due; plus (iii) the amount of checks issued by the Company which are more than 60 days past due but not yet sent and the book overdraft of the Company plus (iv) $4,000,000 owed by the Company to Arrow International;

•	maintaining Tangible Net Worth of $7,698,000 for the quarter ending December 31, 2002, $8,522,000 for the quarter ending March 31, 2003, $9,475,000 for the quarter ending June 30, 2003, $10,544,000 for the quarter ending September 30, 2003, $11,728,000 for the quarter ending December 31, 2003 and each quarter thereafter (Tangible Net Worth is defined as shareholders’ equity including retained earnings less the book value of all intangible assets, prepaid and non-cash items arising from the transactions contemplated by the Loan Agreement and goodwill impairment charges recorded as a result of FASB No. 142 as determined solely by the Lender plus the amount of any LIFO reserve plus the amount of any debt subordinated to the Lender). The Company’s current forecast indicates that the Company will be in noncompliance with the Tangible Net Worth covenant at December 31, 2002. The Loan Agreement is classified as current and the Company plans to reset this covenant with the Lender prior to year end;

•	maintaining fixed charge coverage (ratio of EBITDA to fixed charges) of 1.10 to 1.0 from April 1, 2002 through December 31, 2002, 1.20 to 1.0 from April 1, 2002 through March 30, 2003, 1.40 to 1.0 for the quarter ending June 30, 2003 and for the immediately preceding four fiscal quarters, and 1.50 to

1.0 for the quarter ending September 30, 2003 and for the immediately preceding four fiscal quarters and each fiscal quarter thereafter;

•	maintain EBITDA, based on the immediately preceding four fiscal quarters, of $4,000,000 on December 31, 2002, $5,437,000 on March 31, 2003, $6,605,000 on June 30, 2003, $7,374,000 on September 30, 2003 and $7,482,000 on December 31, 2003 and each fiscal quarter thereafter; and

•	limit capital expenditures to no more than $500,000 during any fiscal year.

      The Loan Agreement also specifies certain Events of Default, including, but not limited to, failure to pay obligations when due, failure to direct its account debtors to make payments to an established lockbox, failure to make timely financial reports to the Lender, the breach by the Company or any guarantor of any obligations with any other person if such breach might have a material adverse effect on the Company or such guarantor, breach of representations, warranties or covenants, loss of collateral in excess of $50,000, bankruptcy, appointment of a receiver, judgments in excess of $25,000, or any attempt to levy fees or attach the collateral, defaults or revocations of any guarantees, institution of criminal proceedings against the Company or any guarantor, occurrence of a change in control, the occurrence of a Material Adverse Change or a default or an event of default under certain subordinated debt documents. Upon the occurrence of any Event of Default, the Lender may accelerate the Company’s obligations under the Loan Agreement.

      The Company must repay the Revolving Loan on or before March 17, 2005 (the “Termination Date”) unless the Loan Agreement is renewed and the repayment period is extended through a new Termination Date. The Company must repay the Term Loan in 36 equal monthly installments of $55,556. The Loan Agreement will automatically renew for one-year terms unless the Lender demands repayment prior to the Termination Date as a result of an Event of Default, the Company gives 90-days notice of its intent to terminate and pays all amounts due in full, or the Lender elects to terminate on or after February 1, 2004 as a result of a Termination Event. A Termination Event is defined as the failure of Medtronic, ComVest or any Additional Note Purchaser to extend the maturity date of the Senior Subordinated Convertible Notes at least thirty days past the date of the original term or any applicable renewal term.

                  Recent Developments

      There are certain covenants in the Loan Agreement, the compliance with which may not be objectively determinable. As a result, the auditor’s opinion related to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, dated April 15, 2002, states that there is substantial doubt as to the Company’s ability to continue as a going concern. Delivery of this opinion would have triggered an Event of Default under the Loan Agreement and the Note Purchase Agreement as originally executed because both agreements require audited financial statements to be delivered within 90 days of December 31, 2001 with an auditor’s opinion that does not contain such going concern language. However, the default provisions in the Loan Agreement and the Note Purchase Agreement relating to the audit opinion for the Company’s 2001 financial statements have been waived.

Background of and Reasons for the Recapitalization

      Pursuant to the Company’s Second Amendment to Forebearance Agreement with Bank of America, dated October 15, 2001, the Company agreed to make efforts to refinance the amounts outstanding under the BofA Facility and engage an investment banking firm to begin marketing the sale of the assets of the Company if the amounts outstanding under the BofA Facility were not paid off by January 15, 2002. The Fourth Amendment to Forebearance Agreement with Bank of America dated January 15, 2002 extended the Forebearance Period until March 15, 2002. In October 2001, the Company engaged Tunstall Consulting to provide advisory services in connection with a refinancing of the Company, including identifying and contacting potential sources of equity and debt financing. Tunstall Consulting contacted numerous entities to discuss a potential transaction with the Company, including assisting the Company in contacting ComVest. In January 2002, the Company also retained Brookwood Associates, L.L.C. to advise it on its strategic alternatives, including marketing the sale of the Company or its assets or a refinancing, recapitalization or reorganization of the Company. Brookwood Associates had contact with numerous entities to discuss a potential transaction with the Company. On February 7, 2002, the Company entered into an Advisory Agreement with Commonwealth Associates, an affiliate of ComVest, pursuant to which Commonwealth provided the Company with financial consulting advice in developing a strategy for restructuring the Company in connection with the Recapitalization. The Advisory Agreement did not provide for ongoing services to be rendered after the Recapitalization.

      During the period between early February and early March 2002, the Company’s management and advisors held multiple discussions with ComVest regarding the Recapitalization including multiple discussions with various other financial institutions regarding obtaining a new senior credit facility. On February 11, 2002 and February 13, 2002, the Company’s Board of Directors met via telephone conference to discuss the marketing efforts of Tunstall and Brookwood and the status of the discussions with ComVest including the status of discussions regarding obtaining a new senior credit facility. After discussion, the Board authorized the Company’s management and advisors to continue discussions with ComVest regarding the Recapitalization including two other financial institutions regarding obtaining a new senior credit facility. On February 22, 2002, ComVest and Bank of America entered into an assignment agreement under which ComVest agreed to acquire Bank of America’s interest in the Company’s existing senior credit facility. The agreement between Bank of America and ComVest would terminate if the transaction did not close on or before March 15, 2002. On March 1, 2002, the Company’s Board of Directors met via telephone conference to discuss the Recapitalization. After discussion, the Board determined that entering into the Recapitalization was in the best interest of the Company and its shareholders and approved the Recapitalization and related transactions.

      In making its decision to approve the Recapitalization, the Board considered a number of factors including, among others, (i) the likelihood that Bank of America would foreclose on the Company’s assets if a recapitalization transaction was not completed on or prior to March 15, 2002 would result in the Company having to file for bankruptcy protection, (ii) the uncertainty with respect to the valuation, likelihood of completion and timing of other strategic sale options available to the Company, and (iii) the likelihood that the Company would lose key personnel if a transaction to secure the Company’s future was not obtained promptly.

      During the course of the Company’s consideration of strategic alternatives, the Company reviewed the timing and likelihood of consummating other alternatives, including selling a portion of the Company’s business and assets. During this period, the Company received one written proposal, from Smith’s Group plc, which proposal offered between $15 million and $17 million for a portion of the Company’s assets. The consideration the Company would have received under this proposal would have been insufficient to allow the Company to repay the BofA Facility and to operate its business. Additionally, this proposal contained numerous conditions to consummation, including satisfactory completion of due diligence, satisfaction of regulatory clearances (including anti-trust issues), satisfactory noncompetition and nonsolicitation agreements applying to the Company’s officers and directors, and the Company’s financial results for the 2001 fiscal year being satisfactory to the purchaser (including a net loss of no more than $1.7 million, tangible assets of no less than $11.5 million at closing and year-to-date results for the 2002 fiscal year being in line with management projections). For these reasons, the Company’s board of directors determined not to pursue this proposal. Given a number of factors, including the likelihood that the Recapitalization could be consummated in a timely fashion and would improve the Company’s liquidity, the Board of Directors determined that the Recapitalization was in the best interests of the Company’s shareholders.

      We believe the funds raised through the Recapitalization, the refinancing of our outstanding indebtedness and the establishment of the LaSalle Credit Facility will enable us to meet our financial needs and provide the Company with sufficient working capital to fund our operations in the near term. The Recapitalization will allow management to focus its time and efforts on the growth and development of our business, as opposed to financing activities, thereby maximizing shareholder value. For these reasons, our Board of Directors believes that the Recapitalization is in the best interests of the shareholders of the Company.

Effects of the Recapitalization

      The Recapitalization will substantially reduce our debt service going forward. Additionally, our shareholders may experience significant dilution, as ComVest, Medtronic and the Additional Note Purchasers are entitled, under specified circumstances, to convert the Convertible Notes into shares of our common stock at a conversion price of $0.01 per share. If all of the Convertible Notes are converted into shares of common stock, these investors would hold collectively, upon conversion, approximately 62.3% of our common stock outstanding as of August 9, 2002 on a fully diluted basis. The Convertible Notes issued in connection with the Recapitalization will be convertible, in the aggregate, into a maximum of approximately 166% of our common stock outstanding as of August 9, 2002.

Vote Required

      Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Pursuant to the Voting Agreement, Messrs. Hunt and Peterson have agreed to vote their shares of common stock, representing approximately 41.3% of our outstanding common stock, in favor of this proposal. Commonwealth Associates, L.P. and certain affiliates thereof, which collectively own approximately 8.8% of our outstanding shares of common stock, have indicated their intention to vote in favor of this proposal.

      If the requisite shareholders do not vote in favor of this proposal, we will be in default under the Note Purchase Agreement and the $15 million of outstanding Senior Subordinated Convertible Notes will become due and payable immediately. Also, upon acceleration of the Senior Subordinated Convertible Notes, all amounts outstanding under our senior credit facility will become immediately due and payable. Accordingly, failure to obtain shareholder approval of this proposal could have a material adverse effect on our financial position and liquidity.

      The Board recommends a vote “FOR” the issuance of Common Stock upon conversion of the Convertible Notes.

PROPOSAL 6:

INCREASE IN THE TOTAL NUMBER OF SHARES AUTHORIZED AND RESERVED FOR

ISSUANCE UNDER THE COMPANY’S 1998 STOCK INCENTIVE PLAN

      The Board of Directors has approved and recommends to the shareholders that they approve a proposal to amend the Company’s 1998 Stock Incentive Plan (the “Stock Incentive Plan”) to increase the total number of shares of the Company’s common stock authorized and reserved for issuance under the Stock Incentive Plan from 1,400,000 shares to 6,000,000 shares. In the event that the proposed amendment is approved, approximately 4,700,000 shares would remain available for issuance under the Stock Incentive Plan, based on the options outstanding as of March 31, 2002.

      The Board of Directors has determined that the amendment to the Stock Incentive Plan is in the best interests of the Company and its shareholders. The proposed amendment would provide additional shares for grant to key employees and non-employee directors (collectively, “Outside Directors”) of the Company. The Board of Directors believes that grants of stock options, stock appreciation rights (“SARs”) and restricted stock are an effective method to attract and retain key employees and Outside Directors and that the availability of shares for future grants under the Stock Incentive Plan is important to the Company’s business prospects and operations.

Description of the Stock Incentive Plan

      In 1998, the Company adopted the Stock Incentive Plan and reserved 500,000 shares of common stock for issuance thereunder to key employees and Outside Directors. The Stock Incentive Plan aims to (i) attract and retain the services of key employees and Outside Directors, (ii) provide an additional incentive to each key employee or Outside Director to work to increase the value of the Company’s common stock and (iii) provide each key employee or Outside Director with a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders. In 2000, the Company amended the Stock Incentive Plan to increase the number of shares authorized and reserved for issuance under the Stock Incentive Plan from 500,000 to 800,000, and the shareholders approved the amendment at the Company’s 2000 annual meeting of shareholders. In 2001, the Company amended the Stock Incentive Plan to increase the number of shares authorized and reserved for issuance under the Stock Incentive Plan from 800,000 to 1,400,000, and the shareholders approved the amendment at the Company’s 2001 annual meeting of shareholders.

      As of March 16, 2002, the Company had four Outside Directors and approximately 158 full-time employees. Upon amendment of the Stock Incentive Plan, the maximum number of shares of common stock that may be issued pursuant to the Stock Incentive Plan is 6,000,000. Prior to amendment, the maximum number of shares of common stock that may be issued pursuant to the Stock Incentive Plan is 1,400,000. On April 19, 2002, the last reported sales price of the common stock on The American Stock Exchange was $1.10 per share.

      Until March 16, 2002, the Stock Incentive Plan was administered by the Compensation Committee of the Board of Directors. Currently, the Executive Committee administers the Stock Incentive Plan. Under the Stock Incentive Plan, either incentive stock options (“ISOs”), which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-incentive stock options (“Non-ISOs”) may be granted to key employees. Only Non-ISOs may be granted to Outside Directors under the Stock Incentive Plan. In December 1999, the Compensation Committee amended the Stock Incentive Plan to provide that Outside Directors may be granted Non-ISOs based upon their service on the Board of Directors, in addition to the initial grant of Non-ISOs which the Outside Directors received upon the initial public offering of the Company’s common stock or their election to the Board of Directors.

      Each option granted under the Stock Incentive Plan is exercisable in whole or in part from time to time as set forth in the related option certificate, but no option may be exercised: (i) before the end of the six- month period which starts on the date such option is granted or (ii) on or after the earliest of (A) the date which is the fifth anniversary of the date the option is granted, if the option is an ISO and the key employee is a ten-percent shareholder of the Company on the date the option is granted or (B) the date which is the tenth anniversary of the date the option is granted, if such option is granted to a key employee who is not a ten-percent shareholder of the Company on the date the option is granted or if the option is a Non-ISO.

      The Compensation Committee may grant SARs to key employees (but not Outside Directors) in tandem with an option or as an independent grant. The Compensation Committee may also grant restricted stock to key employees. No option, SAR or restricted stock granted under the Stock Incentive Plan is transferable by a key employee or Outside Director other than by will or by the laws of descent and distribution, and any option or SAR is only exercisable during a key employee’s or Outside Director’s lifetime only by the key employee or Outside Director.

      The Stock Incentive Plan provides for adjustment of the number of shares of common stock available for the grant of options or SARs, the option price of such options and the SAR value of such SARs and the number, kind or class of shares of restricted stock granted by the Compensation Committee in an equitable manner to reflect any change in the capitalization of the Company.

      If the Compensation Committee determines that there has been a “Change of Control” of the Company (as defined in the Stock Incentive Plan) or a bona fide tender or exchange offer for shares of common stock (other than a tender offer by the Company or an employee benefit plan established and maintained by the Company), the Compensation Committee has the right to take such action, if any, with respect to any or all then outstanding options, SARs and restricted stock grants under the Stock Incentive Plan as it deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of such grants under the Stock Incentive Plan. The Compensation Committee has determined that all options which were previously granted under the Stock Incentive Plan at the time a Change in Control (as defined in the Stock Incentive Plan) occurred would become fully vested and exercisable upon such occurrence. The Recapitalization and the Hunt and Peterson Voting Agreement with ComVest Venture Partners, L.P. resulted in a Change in Control, and all options outstanding on March 16, 2002 became fully vested.

Estimate of Benefits

      The Stock Incentive Plan is not subject to any of the requirements of ERISA. The Plan is not, nor is it intended to be, “qualified” under Section 401(a) of the Code.

      The number of options that will be awarded under the Stock Incentive Plan to key employees and Outside Directors of the Company at future dates is not currently determinable.

      The following table sets forth the awards granted under the Stock Incentive Plan to the named executive officers and to the executive officers, Outside Directors and other employees, respectively, as a group during the year ended December 31, 2001.

2001 GRANTS UNDER THE
1998 STOCK INCENTIVE PLAN

		Number of Options
Name and Position	Dollar Value(1)	Granted in 2001

Marshall B. Hunt	–0–	–0–
Chairman of the Board, Chief Executive Officer & Director
William E. Peterson, Jr.	–0–	–0–
President, Secretary & Director
Robert R. Singer	$756	2,100
Vice President — Sales
L. Bruce Maloy	–0–	–0–
Vice President — Administration
Julie F. Lancaster	–0–	–0–
Vice President — Finance
All current executive officers as a group (5 persons)	756	2,100
All current Outside Directors as a group (4 persons)	64,335	80,000
Other employees as a group (64 persons)	216,563	349,495 (2)

(1)	Based upon a Black-Scholes option pricing model. See Note 10 to the Company’s Consolidated Financial Statements, contained in the Annual Report on Form 10-K for the year ended December 31, 2001, a copy of which accompanies this proxy statement.
(2)	Includes options for 349,495 shares with exercise prices ranging from $0.45 to $1.09 that were granted to 64 employees, none of whom are executive officers of the Company.

      After giving effect to the proposed amendment to the Stock Incentive Plan, an additional 4,700,000 options to purchase shares of common stock will be available for grant to employees and Outside Directors of the Company, based on the options outstanding as of March 31, 2002. As of March 16, 2002, options to purchase a total of approximately 1,300,000 shares of common stock of the Company with exercise prices ranging from $0.44 to $15.50 per share were outstanding under the Stock Incentive Plan.

Certain Federal Income Tax Consequences

      The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the Stock Incentive Plan are technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following discussion is designed to provide a general description of certain of the federal income tax consequences associated with the options. The following discussion does not set forth (i) any federal tax consequences other than income tax consequences or (ii) any state, local or foreign tax consequences that may apply.

      Incentive Stock Options. In general an employee will not recognize taxable income upon either the grant or the exercise of an ISO, and the Company will not be entitled to take an income tax deduction at either such time. For purposes of the alternative minimum tax, however, the employee will be required to treat an amount equal to the difference between the fair market value of the common stock on the date of exercise over the option price as an item of adjustment in computing the employee’s alternative minimum taxable income. If the employee does not dispose of the common stock received pursuant to the exercise of the ISO within either (i) two years after the date of the grant of the ISO or (ii) one year after the date on which such common stock is transferred to the employee, a subsequent disposition of the common stock will result in long-term capital gain or loss to the employee.

      If the employee disposes of the common stock acquired upon exercise of the ISO within either of the above-mentioned time periods, then in the year of such disposition, the employee generally will recognize ordinary income, and the Company will be entitled to an income tax deduction, in an amount equal to the lesser of (i) the excess of the fair market value of the common stock on the date of exercise over the option price, or (ii) the amount realized upon disposition over the adjusted basis of the common stock. Any gain in excess of such amount recognized by the employee as ordinary income would be taxed to the employee as short-term or long-term capital gain (depending on the applicable holding period). If the employee disposes of common stock which was acquired through the exercise of the ISO in the same year as such exercise, no adjustment to the employee’s alternative minimum taxable income is required.

      In addition, (i) in the event that the exercisability or vesting of any option is accelerated because of a change in control under the Stock Incentive Plan, a portion of the compensation relating to the option may constitute a parachute payment under Section 280G of the Code, pursuant to which the Company is disallowed any income tax deduction for “excess” parachute payments, and in connection with which an employee receiving excess parachute payments may be subject to an excise tax under Section 4999 of the Code, and (ii) special rules apply to an employee who exercises an ISO by paying the option price, in whole or in part, with shares of common stock.

      Non-Incentive Stock Options. An employee will not recognize any taxable income upon the grant of a Non-ISO, and the Company will not be entitled to take an income tax deduction at the time of such grant. Upon the exercise of a Non-ISO, the employee generally will recognize ordinary income, and the Company will be entitled to take an income tax deduction, in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the option price. Upon a subsequent sale of the common stock by the employee, the employee will recognize short-term or long-term capital gain or loss.

      In addition, (i) in the event that the exercisability or vesting of any option is accelerated because of a change in control under the Stock Incentive Plan, a portion of the compensation relating to the option may constitute a parachute payment under Section 280G of the Code, pursuant to which the Company is disallowed any income tax deduction for excess parachute payment, and in connection with which an employee receiving excess parachute payments may be subject to an excise tax under Section 4999 of the Code, and (ii) special rules apply to an employee who exercises a Non-ISO by paying the option price, in whole or in part, with shares of common stock.

      Stock Appreciation Rights. An employee will not recognize any taxable income upon the grant of an SAR. An employee will recognize ordinary income upon the exercise of an SAR, and the Company ordinarily will be entitled to take an income tax deduction at that time equal to the income recognized by the employee.

      Restricted Stock. An employee will recognize ordinary income when the employee’s right to any restricted stock transferred to the employee is either transferable or no longer subject to a substantial risk of forfeiture, and the Company ordinarily will be entitled to take an income tax deduction at that time equal to the income recognized by the employee.

Vote Required

      Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Pursuant to the Voting Agreement, Messrs. Hunt and Peterson have agreed to vote their shares of common stock, representing approximately 41.3% of our outstanding common stock, in favor of this proposal. Commonwealth Associates, L.P. and certain affiliates thereof, which collectively own approximately 8.8% of our outstanding shares of common stock, have indicated their intention to vote in favor of this proposal.

      The Board recommends a vote “FOR” the increase in the total number of shares authorized and reserved for issuance under our 1998 Stock Incentive Plan from 1,400,000 to 6,000,000.

EQUITY COMPENSATION PLAN INFORMATION

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to	Weighted-Average	under Equity
	be Issued upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column
Plan Category	(Column A)(1)	(Column B)(1)	A) (Column C)(1)

Equity compensation plans approved by securityholders(2)	774,270	$2.51	625,730
Equity compensation plans not approved by securityholders	—	—	—

(1)	Figures are as of December 31, 2001.
(2)	Represents options granted under the Company’s 1998 Stock Incentive Plan, as amended, at December 31, 2001. The number reflected in column (c) represents shares of the Company’s common stock reserved for issuance under the 1998 Stock Incentive Plan, as amended, at December 31, 2001.

PROPOSAL 7:

GRANT OF STOCK OPTIONS TO MESSRS. HUNT AND PETERSON

      In connection with the Recapitalization, the Company entered into new employment agreements with each of Mr. Hunt and Mr. Peterson. In connection with these agreements, Mr. Hunt was granted options to purchase an aggregate of 3,500,000 shares of the Company’s common stock, and Mr. Peterson was granted an option to purchase 1,000,000 shares of the Company’s common stock under the Stock Option Agreements. The closing price of the Company’s common stock on March 15, 2002 (the date immediately prior to the date of these new employment agreements) was $0.85 per share. See “Employment Agreements” herein.

      The Peterson Options and the Hunt Options each have an exercise price of $0.45 per share. The Peterson Options and 2,500,000 shares of the Hunt Options are vested and exercisable immediately and have terms of ten years. The Hunt Options for 1,000,000 shares vest and become exercisable after the earliest to occur of the following: (i) January 1, 2004, provided that the Company’s net income before any provision for income taxes is at least $8,000,000 for the fiscal year ending December 31, 2003, which amount is to be adjusted appropriately in the event that the Company sells any of its operating assets or divisions and reduces its debt, (ii) the date on which the Company consummates a merger, consolidation sale or disposition of all or substantially all of its stock or assets, or (iii) a date on which the Company terminates the employment of Mr. Hunt for other than good cause (as defined in Mr. Hunt’s New Employment Agreement) if such termination date occurs prior to January 1, 2004.

      The Board of Directors believes that these option grants are in the best interest of the Company and its shareholders in view of the concessions of Mr. Hunt and Mr. Peterson in their new Employment Agreements. In connection with the Recapitalization, the Employment Agreements with Messrs. Hunt and Peterson were substantially restructured and in addition, options were granted in lieu of bonuses that may have been payable. To conserve the Company’s cash position, the Board of Directors and the Investors approved these option grants. We are asking our shareholders to approve the option grants to Messrs. Hunt and Peterson described above in accordance with the rules and regulations of the American Stock Exchange. These rules and regulations require, prior to the listing of such shares on AMEX, shareholder approval of option grants to executive officers if, among other things, such grants would result in the issuance of more than 5% of a company’s outstanding common stock in any one year.

      Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Pursuant to the Voting Agreement, Messrs. Hunt and Peterson have agreed to vote their shares of common stock, representing approximately 41.3% of our outstanding common stock, in favor of this proposal. Commonwealth Associates, L.P. and certain affiliates thereof, which collectively own approximately

8.8% of our outstanding shares of common stock, have indicated their intention to vote in favor of this proposal.

      The Board recommends a vote “FOR” the grant of options to purchase shares of our common stock to Messrs. Hunt and Peterson.

PROPOSAL 8:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Company has appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has served as the Company’s independent auditors since 1993. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting of shareholders to respond to appropriate questions and to make such statements as they may desire.

      Audit Fees. The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ending December 31, 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year ending December 31, 2001 were $299,000.

      Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not perform any services for the Company related to financial information systems design and implementation in the fiscal year ending December 31, 2001.

      All Other Fees. The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP, other than audit fees and financial information systems design and implementation fees, for the fiscal year ending December 31, 2001 were $101,000.

      Independence of Independent Auditors. The Company’s Audit Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining auditor independence.

Vote Required

      The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to ratify the appointment of the independent auditors.

      The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Recapitalization. In connection with the Recapitalization, the Company entered into an expense guaranty with Mr. Hunt under which he received 150,000 shares of the Company’s common stock in exchange for agreeing to reimburse ComVest for up to a maximum of $400,000 of its transaction expenses in the event that the Recapitalization were not consummated. The value of these shares of common stock was $130,500 on the date of issuance. Also, pursuant to an advance note, Mr. Hunt received 75,000 shares of the Company’s common stock in exchange for advancing to the Company $17,500 in transaction expenses associated with the Recapitalization. The value of these shares of common stock was $62,250 on the date of issuance.

      Loans to Founders. In connection with the purchase by Messrs. Hunt and Peterson, the Chairman of the Board and Chief Executive Officer of the Company and the President of the Company, respectively, and the concurrent purchase by Roy C. Mallady, Jr., the former Vice Chairman of the Board of the Company, of an aggregate of 747,778 shares of common stock from Cordova Fund, a former lender to the Company, on September 28, 1995, the Company loaned each of Messrs. Hunt and Peterson and the former Vice Chairman $77,612 (the “September Loans”). The September Loans to Messrs. Hunt and Peterson (and the former

Vice Chairman) were scheduled to mature on December 31, 2002 and bear interest at a rate of 8% per annum, payable annually. In addition, on October 12, 1995, the Company loaned $35,000 to each of Messrs. Hunt and Peterson (and the former Vice Chairman) (the “October Loans”). The October Loans to Messrs. Hunt and Peterson (and the former Vice Chairman) were scheduled to mature on December 31, 2002 and bear interest at a rate of 8% per annum, payable annually. The October Loans were extended to Messrs. Hunt and Peterson (and the former Vice Chairman) for payment of certain taxes. The original principal amounts of the September Loans and the October Loans remained outstanding at December 31, 2001, and, at December 31, 2001, the amount payable to the Company by each of Messrs. Hunt and Peterson (and the former Vice Chairman), including principal and interest, was $168,879. In March 2002, Mr. Hunt and Mr. Peterson paid all principal and accrued interest owed under the September Loans and the October Loans.

      Bridge Loan to Marshall B. Hunt. Effective June 6, 2000, the Company amended its credit facility with Bank of America to provide for a short-term bridge loan (the “BofA Bridge Loan”) to the Company in the principal amount of $900,000. The proceeds of the BofA Bridge Loan were used to fund a short-term bridge loan by the Company to Mr. Hunt, the Company’s Chairman, CEO and largest shareholder (the “Shareholder Bridge Loan”). Mr. Hunt’s obligations under the Shareholder Bridge Loan were collateralized by the pledge of 2,813,943 shares of the Company’s common stock owned beneficially by Mr. Hunt (the “Hunt Shares”). The Company’s obligations under the BofA Bridge Loan were collateralized by the pledge of the Hunt Shares to Bank of America and by the collateral previously pledged by the Company to Bank of America under the Company’s credit facility. The Shareholder Bridge Loan required interest at either the Index Rate, as defined in the agreement, plus 4.5% or the adjusted LIBOR rate plus 4.5%, as elected by Mr. Hunt. The Shareholder Bridge Loan and related interest were due on August 30, 2000 but not paid. As a result, the Company was unable to pay the amount due to its lender under the BofA Bridge Loan, thereby causing the Company to default under the BofA Bridge Loan and its credit facility at December 31, 2000. At December 31, 2000 the amount payable to the Company by Mr. Hunt under the Shareholder Bridge Loan was $949,330. During 2001, Mr. Hunt paid all principal owed under the Shareholder Bridge Loan. At March 31, 2002, Mr. Hunt owed accrued interest of $109,300 under the Shareholder Bridge Loan.

      Guarantee of Repayment of Revenue Bond Financing by CMI and Founders. The development of the Company’s Manchester, Georgia facility was financed in part with approximately $705,000 in proceeds of an industrial development revenue bond issuance in July 1996 by the Development Authority of the City of Manchester for the benefit of the Company. In connection with and as a condition to such bond financing, the Company entered into a lease with the Manchester Development Authority. All payments due on the bonds have been and continue to be guaranteed, jointly and severally, by CMI and Messrs. Hunt and Peterson and a former Vice Chairman of the Company. As of May 15, 2002, $500,888 was outstanding on these revenue bonds.

      Lease Agreement with HP Aviation, Inc. In August 1998, the Company entered into an agreement with HP Aviation, Inc., which is an affiliate of Messrs. Hunt and Peterson (the “HP Aviation Agreement”). Under the HP Aviation Agreement, the Company leased from HP Aviation, Inc. a King Air 200 aircraft from time to time when needed by the Company. The aircraft rental fees were determined based upon the Company’s actual usage of the aircraft and charged solely on a trip by trip basis. For each trip in which the Company used the aircraft, the rental charge was determined as follows: the normal or regular hourly rate in the same airplane that would be charged by Epps Aviation at Peachtree DeKalb Airport, Atlanta Georgia to a charter customer is multiplied by the number of hours for use of the aircraft during the trip as determined by the Hobbs meter in the aircraft, and the rental charge for the trip was ninety percent (90%) of the result of such multiplication. When the aircraft was used by the Company, the Company was also responsible for catering expenses and travel expenses of pilots for the aircraft, but only to the extent travel expenses were charged by the pilots for the particular trip. In 2001, the Company incurred expenses totaling $58,520 under the HP Aviation Agreement. In August 2001, the aircraft was sold and the lease agreement terminated.

      Agreement Regarding Dog Island Property. In December 1998, the Company entered into an agreement with Messrs. Hunt and Peterson regarding the Company’s use of the house and property (the “Property”) owned by Messrs. Hunt and Peterson on Dog Island, Florida (the “Dog Island Agreement”). The Dog Island Agreement provides that the Company and its employees, agents and guests may occupy and use the Property and the dock and boat located at the Property for purposes of management meetings, sales meetings, and entertainment of guests of the Company for a charge of $500 per day plus expenses. In 2001, the aggregate amount payable by the Company to Messrs. Hunt and Peterson under the Dog Island Agreement totaled $10,550.

      Marine Reimbursement Arrangement. The Company had an arrangement with Mr. Hunt regarding the Company’s use of a boat owned by Mr. Hunt (the “Marine Reimbursement Arrangement”). Under the Marine Reimbursement Arrangement the Company and its employees, agents and guests were able to use Mr. Hunt’s boat for purposes of management meetings, sales meetings, and entertainment of guests of the Company for a charge of $800 per day. In 2001, the aggregate amount payable by the Company to Mr. Hunt under the Marine Reimbursement Arrangement totaled $3,140. In July 2001, this boat was sold and the arrangement terminated.

      Consulting Agreement with Healthcare Alliance. Effective January 1, 1999, the Company amended its Consulting and Services Agreement with Healthcare Alliance, Inc. (the “Alliance Agreement”), an affiliate of Robert J. Simmons, a director of the Company. Under the Alliance Agreement, Healthcare Alliance assisted the Company in marketing its products by representing the Company in its dealings with healthcare group purchasing organizations and in negotiating purchase agreements with such suppliers. The Alliance Agreement provided for (i) the payment to Healthcare Alliance of an annual consulting fee of $36,000, (ii) the payment to Healthcare Alliance of a performance incentive fee payable quarterly equal to 5% of any annual sales increase achieved by the Company that results from Healthcare Alliance’s efforts and (iii) the grant of options to purchase up to 1% of the Company’s outstanding common stock, which vested and became exercisable by Healthcare Alliance only if it procured group purchasing agreements with certain Group Purchasing Organizations (“GPOs”) and the Company achieved an amount of incremental sales revenue equal to $1 million under its agreement with the particular GPO (at an exercise price of the closing stock price of the Company’s common stock on the effective date of the purchasing agreement). In addition, the Company granted an option to Healthcare Alliance for the purchase of 45,000 shares of common stock of the Company. Such option became vested and exercisable by Healthcare Alliance only if the Company achieved certain amounts of incremental sales revenue under the Company’s group purchasing agreement with Premier Purchasing Partners, L.P. See “Agreement with Premier Purchasing” below. The exercise price for these shares was to be the closing stock price of the Company’s common stock on the day that the options vest. The Alliance Agreement expired on December 31, 2001. The Company incurred expense of $36,000 related to the annual consulting fee under the Alliance Agreement during each of the years ended December 31, 1999, 2000 and 2001. The Company also reimbursed Healthcare Alliance for expenses incurred of approximately $9,900 and $1,100 during the years ended December 31, 2000 and 2001, respectively. In addition, during 1998, the Company issued 45,328 shares of the Company’s common stock to Healthcare Alliance in connection with the signing of the Premier Agreement. The Company recognized consulting expense of approximately $657,300 in 1998 related to the issuance of these 45,328 shares based on the fair value of the Company’s stock of $14.50 per share at the time of issuance. During 1999 the Company incurred expense of $45,301 related to the performance incentive fee under the Alliance Agreement. There were no incentive fee amounts paid during the years ended December 31, 2000 and 2001.

      Consulting Agreements with Directors. During 2000 and 2001, Tunstall Consulting, Inc., an affiliate of Gordon Tunstall, a director of the Company, provided consulting services to the Company with respect to financial and certain related matters, including the Recapitalization. In 2000, the Company incurred fees to Tunstall Consulting of $107,755 in consideration for such services, and in 2001, the Company incurred fees of $484,015 in consideration for such services. Since January 1, 2002, the Company has incurred, and paid in its entirety, fees of $318,185 to Tunstall Consulting for consulting services rendered to the Company in connection with the Recapitalization.

      Agreement with Premier Purchasing. On March 20, 1998, the Company issued to Premier Purchasing Partners, L.P. (“Premier”), of which Mr. Detlor, a director of the Company until March 2002, was President until December 1999, a warrant to purchase up to 500,000 shares of Common Stock, subject to certain vesting requirements. The Company granted the warrant to Premier in partial consideration for Premier executing a group purchasing agreement (the “Premier Agreement”) with the Company. The exercise price of this warrant was $14.50 per share, which was equal to the Company’s initial public offering price on April 15, 1998. The right to purchase shares of common stock under the warrant vested annually in increments of 100,000 shares only upon the achievement of certain specified minimum annual sales and/or minimum cumulative sales of the Company’s products to participating Premier shareholders. During the first three years under the warrant term (ending June 30, 2001), there was no vesting under the warrant. In February 1999, the Company extended the term of the Premier Agreement to February 28, 2004 and added the following products to the agreement: vascular access ports, port introducers and Huber needles. In 2000 and 2001, the Company paid administrative fees to Premier of $88,969 and $97,971, respectively. Premier terminated the Premier Agreement, effective in September 2001, and all warrants have expired.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and statements of changes in ownership of common stock and other equity securities of the Company. Based solely upon a review of such reports furnished to the Company and certain representations of such persons, all such persons complied with the Section 16(a) reporting requirements during 2001.

OTHER MATTERS

      As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

      Shareholders interested in presenting a proposal for inclusion in the proxy statement relating to the Company’s annual meeting of shareholders in 2003 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s bylaws. Pursuant to the Company’s Amended and Restated Bylaws, any shareholder proposal to be considered at next year’s annual meeting of shareholders must be received at the principal executive offices of the Company no later than a reasonable time prior to the 2003 annual meeting or the persons appointed as proxies may exercise their discretionary voting authority with respect to the matter if it is otherwise properly considered at the meeting. Notice of the date of the 2003 annual meeting will be publicly disseminated by the Company as soon as practicable.

ANNUAL REPORT ON FORM 10-K

      A copy of the Company’s 2001 Annual Report, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, except exhibits thereto, accompanies this Proxy Statement. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Request for copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 should be mailed to:

Horizon Medical Products, Inc. One Horizon Way Manchester, Georgia 31816 Attn: Controller

INCORPORATION BY REFERENCE

      The Company hereby incorporates by reference into this proxy statement the information set forth in the following sections of the Annual Report: “Financial Statements and Supplementary Data” beginning on page F-1 of the Annual Report on Form 10-K for the year ended December 31, 2001; “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 20 of the Annual Report, and “Quantitative and Qualitative Disclosures about Market Risk” beginning on page 41 of the Annual Report on Form 10-K for the year ended December 31, 2001. The Company hereby specifically incorporates by reference into this proxy statement the information set forth in the Company’s Annual Report on Form 10-K, filed with the Commission on April 15, 2002 including all exhibits thereto, the Company’s Quarterly Report on 10-Q for the three months ended March 31, 2002, as amended, including all exhibits thereto, the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2002 and the Company’s Current Report on Form 8-K/A, filed with the Commission on July 3, 2002, including all exhibits thereto.

PROXY SOLICITATION

      The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. The Company expects the costs incurred relating to proxy solicitation to be nominal.

By order of the Board of Directors,

William E. Peterson, Jr.
President and Secretary

August 16, 2002

PROXY CARD
PROXY CARD
HORIZON MEDICAL PRODUCTS, INC.
Annual Meeting of Shareholders — To Be Held September 17, 2002
The Board of Directors Solicits this Proxy

   The undersigned hereby appoint(s) Robert R. Singer and L. Bruce Maloy and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Horizon Medical Products, Inc. that the undersigned would be entitled to cast if personally present at the 2002 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on September 17, 2002, at 10:00 a.m., local time, at One Horizon Way, Manchester, Georgia 31816, and at any postponement or adjournment thereof. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted for the election of all nominees for director listed on the reverse side, and for proposals number 2 through 8 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof. Please date, sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

Vote by Mail

   Mark, sign and date your proxy card and return it in the postage-paid envelope that we have provided or return it to Horizon Medical Products, Inc., One Horizon Way, Manchester, Georgia 31816.

Thank you for voting.

Control Number:

The Board recommends a vote FOR all items open for consideration at the Annual Meeting.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Please mark all choices like this ☒

(1)	Election of two Class I directors of the Company:

☐ For All            ☐ Withhold All            ☐ For All Except

To withhold authority to vote, mark “For All Except” and write the nominee’s letter on the line:

Amendment to our Restated and Amended Articles of Incorporation:

(2)	To declassify our Board of Directors and to reduce the terms of the directors from three years to one year;
☐ For            ☐ Against            ☐ Abstain

(continued on other side)

Amendment to our Restated and Amended Articles of Incorporation:

(3)	To increase the total number of authorized shares of our common stock from 50,000,000 to 100,000,000 shares;

☐ For            ☐ Against            ☐ Abstain

Amendment to our Amended and Restated Bylaws:

(4)	To eliminate provisions relating to business combinations and fair price under Georgia law;

☐ For            ☐ Against            ☐ Abstain

Issuance of Common Stock upon conversion of the Convertible Notes:

(5)	To issue up to 27,000,000 shares of our common stock which may be issued upon conversion of a portion of the Convertible Notes;

☐ For            ☐ Against            ☐ Abstain

Increase shares authorized under the Company’s 1998 Stock Incentive Plan:

(6)	To increase the total number of shares of the Company’s common stock authorized and reserved for issuance under the Company’s 1998 Stock Incentive Plan from 1,400,000 to 6,000,000;

☐ For            ☐ Against            ☐ Abstain

Grants of options to purchase Company common stock to Marshall B. Hunt and William E. Peterson, Jr.:

(7)	To grant options to purchase 3,500,000 shares of the Company’s common stock to Marshall B. Hunt and options to purchase 1,000,000 shares of the Company’s common stock to William E. Peterson, Jr.

☐ For            ☐ Against            ☐ Abstain

Appointment of Independent Auditors:

(8)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2002.

☐ For            ☐ Against            ☐ Abstain

Signature

Date

Signature (Joint Owners)

Date

(Please Sign Within Box)